Exhibit 10.22
EXECUTION VERSION

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
BOWHEAD INSURANCE HOLDINGS LP
A DELAWARE LIMITED PARTNERSHIP
THE INTERESTS IN BOWHEAD INSURANCE HOLDINGS LP (THE “PARTNERSHIP”) REPRESENTED THEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER SIMILAR APPLICABLE SECURITIES LAWS OR ACTS OF OTHER STATES OR FOREIGN JURISDICTIONS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. SUCH INTERESTS IN THE PARTNERSHIP MAY BE ACQUIRED FOR INVESTMENT ONLY. THE INTERESTS IN THE PARTNERSHIP REPRESENTED ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND LIMITED PARTNERSHIP AGREEMENT. NO INTERESTS IN THE PARTNERSHIP WILL BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT. THEREFORE, PURCHASERS OF SUCH INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
BOWHEAD INSURANCE HOLDINGS LP
A DELAWARE LIMITED PARTNERSHIP
-i-

6.2	No Transfer, Withdrawal or Loans	36
6.3	Limitation of Liability	36
6.4	Fiduciary Duties	36
6.5	Indemnification; Insurance	37
6.6	Relationship of the General Partner, the Partnership and Others	38

ARTICLE VII LIMITED PARTNERS		38
7.1	No Right to Bind the Partnership	38
7.2	Voting Rights	38
7.3	Meetings	39
7.4	Protective Provisions	40
7.5	No Right to Partition	41
7.6	Limited Partner Expenses	41

ARTICLE VIII BOOKS AND RECORDS		42
8.1	Books and Records	42
8.2	Financial Statements	42
8.3	Partner Register	43
8.4	Tax Returns and Information	43
8.5	Confidentiality	43
8.6	Access	44
8.7	Copies of Agreement	44
8.8	Insurance	44

ARTICLE IX TRANSFERS OF INTERESTS; WITHDRAWAL		44
9.1	Restrictions on Transfer	44
9.2	Permitted Transfers	44
9.3	Tag-Along Rights	46
9.4	Code Section 7704 Safe Harbor	48
9.5	Effect of Prohibited Transfers	48
9.6	Withdrawal of Partners	48
9.7	Interests of Transferees	48
9.8	Specified Call Right	49

ARTICLE X SALE OF PARTNERSHIP		49
10.1	AF Investor Purchase Option	49
10.2	Exit Event	53
10.3	Buy/Sell Option	54
10.4	Drag-Along	57

ARTICLE XI REGISTRATION RIGHTS		60
11.1	Securities Subject to this Agreement	60
11.2	Piggy-Back Registration	60
11.3	Lock-Up Agreement	61
11.4	Form S-3	62
11.5	Registration Procedures	62
-ii-

11.6	Registration Expenses	62
11.7	Indemnification; Contribution	62
11.8	Miscellaneous	65

ARTICLE XII DISSOLUTION AND WINDING UP; CONVERSIONS		66
12.1	Dissolution Events	66
12.2	Winding Up	67
12.3	Certificate of Cancellation	67
12.4	Initial Public Offering	67

ARTICLE XIII REPRESENTATIONS AND WARRANTIES		69
13.1	General	69

ARTICLE XIV MISCELLANEOUS		70
14.1	Non-Solicitation	70
14.2	Notices	71
14.3	Tax Matters	71
14.4	No Third Party Beneficiaries	73
14.5	Entire Agreement	73
14.6	Interpretation	73
14.7	Severability	74
14.8	Further Action	74
14.9	Governing Law	74
14.10	Amendment and Waiver	75
14.11	Cumulative Remedies	75
14.12	Specific Performance	75
14.13	Counterparts	75
14.14	Dispute Resolution; Arbitration	76
14.15	Construction Relative to Assignees	77
14.16	Waivers	77
14.17	Termination of Certain Provisions	77
EXHIBITS

Schedule A	Schedule of Partners
Schedule B	Initial Contribution Requirements

Exhibit A	Joinder to Limited Partnership Agreement
Exhibit B	Form of Award Agreement
-iii-

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
BOWHEAD INSURANCE HOLDINGS LP
A DELAWARE LIMITED PARTNERSHIP
THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of BOWHEAD INSURANCE HOLDINGS LP, a Delaware limited partnership (the “Partnership”), is entered into, and shall be effective as of, October 14, 2020 (the “Effective Date”), by and among the current Partners (as defined below) and all other Persons (as defined below) bound hereby. ARTICLE I contains definitions of certain terms used in this Agreement. By its signature below, each of the Partners hereby acknowledges and agrees that this Agreement supersedes, amends and restates in its entirety the Limited Partnership Agreement of Bowhead Insurance Holdings LP, dated as of September 14, 2020 (as amended and in effect immediately prior to the effectiveness of this Agreement, the “Prior Agreement”).
WHEREAS, on September 14, 2020, the Partnership was formed by, among other steps, the filing of the Certificate with the Secretary of State of Delaware and by certain Partners entering into the Prior Agreement;
WHEREAS, on or about the date hereof, the Partnership, GPC Partners Investments (SPV III) LP, a Delaware limited partnership, American Family Mutual Insurance Company, S.I., a Wisconsin corporation, and Stephen Sills, each entered into a Subscription Agreement with the Partnership, pursuant to which the Partnership will sell and each of the Investors will purchase Class A Interests of the Partnership, subject to the terms and conditions therein (together, the “Subscription Agreements”);
WHEREAS, after the consummation of the transactions contemplated by the Subscription Agreements, including the Closing, the Partners shall hold the number and class of Interests set forth opposite their respective names on Schedule A; and
WHEREAS, the Partnership and the Partners wish to set out fully, among other things, the respective rights, obligations and duties of the Partners regarding the Partnership and its assets and liabilities, and the rights and preferences of each class of Interests.
NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto and all other Persons bound hereby, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Capitalized words and phrases used in this Agreement shall have the meanings set forth in this ARTICLE I unless defined elsewhere herein:
“Act” means the means the Delaware Revised Uniform Limited Partnership Act, 6 Del.

C. § 17-101, et seq., as it may be amended from time to time, and any successor statute.
“Action” means any judicial, administrative or arbitral action, lawsuit or proceeding (in each case, public or private).
“Additional Capital Commitment” shall have the meaning ascribed to it in Section 3.2(d).
“Additional Consideration” shall have the meaning ascribed to it in Section 5.1(f).
“Additional Interests” shall have the meaning ascribed to it in Section 3.1(b)(iii).
“Additional Partners” shall have the meaning ascribed to it in Section 3.3.
“Adjusted Additional Consideration” means (i) any Additional Consideration under Section 5.1(f) (but expressly excluding any Additional Consideration that is contingent or subject to an earn-out) payable in connection with a Sale of the Partnership or the AF Purchase Option Sale, plus (ii) a portion, if any, of any Additional Consideration that is contingent or subject to an earn-out, in an amount determined by the General Partner in good faith, to be appropriate and reasonable after considering all factors which are likely to affect the payment (if any) of such Additional Consideration to the holders of Interests in connection with a Sale of the Partnership.
“Adjusted Capital Account” means, with respect to any Partner, such Partner’s Capital Account (as increased by the amounts such Partner is deemed obligated to restore under Treasury Regulations Section 1.704-2) as of the date of determination, after crediting to such Capital Account any amounts that the Partner is obligated to restore (to the extent recognized under Treasury Regulations Section 1.704-1(b)(2)(ii)(c)) and debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6). The foregoing definition of Adjusted Capital Account and the provisions of Section 4.2(c) are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.
“Additional Purchase Option Consideration” means the product of (i) the aggregate dollar amount of any positive reserves development, based on a comparison of the Post-Closing Reserves Amount and the Pre-Closing Reserves Amount multiplied by (ii) the Price/Book Multiple.
“Adjusted Class A Contribution Amount” means, with respect to the AF Investor or the GP Investor, the (i) Class A Contribution Amount of such Investor, plus (ii) any reasonable and documented fees and expenses incurred by such Investor in connection with the transactions contemplated by this Agreement.
“Adjusted Purchase Option Consideration Reduction” means the product of (i) the aggregate dollar amount of any negative reserves development, based on a comparison of the Post-Closing Reserves Amount and the Pre-Closing Reserves Amount multiplied by (ii) the Price/Book Multiple.
“AF Class P Contribution Amount” shall have the meaning ascribed to it in Section

10.1(d).
“AF Investor” means American Family Mutual Insurance Company, S.I., a Wisconsin corporation (or its Permitted Transferee(s) that hold(s) Interests).
“AF Purchase Option” shall have the meaning ascribed to it in Section 10.1(a).
“AF Purchase Option Closing Period” shall have the meaning ascribed to it in Section 10.1(d).
“AF Purchase Option Notice” shall have the meaning ascribed to it in Section 10.1(b).
“AF Purchase Option Sale” shall have the meaning ascribed to it in Section 10.1(d).
“Affiliate” of a specified Person means any other Person who: (a) directly or indirectly Controls, is Controlled by, or is under common Control with, such specified Person; (b) owns or Controls more than fifty percent (50%) of the outstanding voting Equity Securities of such specified Person or more than fifty percent (50%) of the value of the total outstanding Equity Securities of such specified Person determined on a fully diluted basis; (c) is an officer, director, general partner, trustee or manager of such specified Person; or (d) is an officer, director, general partner, trustee or manager or owns or Controls more than fifty percent (50%) of the outstanding voting Equity Securities of such other Person described in clause (a), (b) or (c) of this sentence; except that in no event shall (x) the Partnership or any Subsidiary or other Affiliate of the Partnership be deemed to be an Affiliate of any Investor (or any Affiliate of any Investor) or (y) any Investor (or any Affiliate of any Investor) be deemed to be an Affiliate of the Partnership or any of its Subsidiaries or Affiliates.
“Agreement” means this Amended and Restated Limited Partnership Agreement of Bowhead Insurance Holdings LP as originally executed, including all schedules and exhibits hereto, as the same may be amended, supplemented or otherwise modified from time to time.
“Applicable Class A Partners” means, for purposes of determining Internal Rate of Return, (i) either the AF Investor or the GP Investor to the extent only such Investor receives a Distribution in connection with a Measurement Date or (ii) both the AF Investor and the GP Investor to the extent both such Investors receive Distributions in connection with a Measurement Event.
“Approval” means, with respect to a proposed authorization to be given by one or Partners, either the written consent of the respective Partner or Partners giving the requisite authorization or the affirmative vote of the respective Partner or Partners at a meeting duly called for the purpose of giving the requisite authorization.
“Approve” means, with respect to a proposed authorization to be given by one or more Partners, the respective Partner or Partners giving the requisite authorization in accordance with this Agreement.
“Assignee” means a Person to whom all or part of a Partner’s Interest has been conveyed,

but who is not a Partner
“Assumed Tax Rate” shall mean fifty percent (50%).
“Audited Financials” shall have the meaning ascribed to it in Section 8.2(a).
“Authorization” means, with respect to the General Partner and as of a particular time, either (a) the written consent of a majority of the managers of the General Partner serving on the General Partner at such time (including at least one GP Manager and at least one AF Manager (as each such term is defined in the GP Agreement)) or (b) the affirmative vote of a majority of the managers of the General Partner serving on the General Partner at such time (subject to the quorum and other requirements set forth in the GP Agreement) at a meeting to do that for which the Authorization of the General Partner is given.
“Authorized” means the General Partner having given authorization in accordance with this Agreement.
“Available Cash” means all cash funds of the Partnership from operations, refinancings and other loans, asset sales, Capital Contributions or other sources, at any particular time available for Distribution after the General Partner makes reasonable provision for: (a) payment of all operating expenses of the Partnership as of such time, (b) payment of all outstanding and unpaid current obligations of the Partnership as of such time and (c) Reserves.
“Award Agreement” shall have the meaning ascribed to it in Section 3.1(b)(ii).
“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.
“Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time, and any successor statute thereto.
“Bankruptcy Law” means any law relating to bankruptcy, insolvency, reorganization, liquidation or other relief of debtors, including the Bankruptcy Code.

“Benchmark Amount” shall have the meaning ascribed to it in Section 3.1(d)(ii).
“Book Value” means the book value of the Partnership determined in accordance with GAAP.
“Bowhead Insurance” shall have the meaning ascribed to it in Section 10.1(c).
“Bridge Security” means an instrument providing a future right to Interests purchased by investors for the purpose of funding the Partnership.
“Budget” shall have the meaning ascribed to it in Section 8.2(b).
“Business” means the business of the Partnership as conducted, and as contemplated to be conducted, as of the date of the Effective Date.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banks located in the State of New York are authorized or obligated to close.
“Buy Right Class A Interest Price” shall have the meaning ascribed to it in Section 10.3(b)(iii).
“Buy Right Closing Period” shall have the meaning ascribed to it in Section 10.3(b)(iv).
“Buy Right Sale” shall have the meaning ascribed to it in Section 10.3(b)(iv).
“Buying Partner Class P Contribution Amount” shall have the meaning ascribed to it in Section 10.3(b)(iv).
“Buy/Sell Election Notice” shall have the meaning ascribed to it in Section 10.3(b)(ii).
“Buy/Sell Election Period” shall have the meaning ascribed to it in Section 10.3(b)(ii).
“Buy/Sell Notice” shall have the meaning ascribed to it in Section 10.3(b)(i).
“Buy/Sell Rights” shall have the meaning ascribed to it in Section 10.3(b)(i).
“Buying Partner” shall have the meaning ascribed to it in Section 10.3(b)(iii).
“Buy-out Price” shall have the meaning ascribed to it in Section 10.3(b)(i).
“Call Notice” shall have the meaning ascribed to it in Section 3.2(a).
“Capital Account” shall have the meaning ascribed to it in Section 3.4.
“Capital Amount” shall have the meaning ascribed to it in Section 3.2(b).
“Capital Call” shall have the meaning ascribed to it in Section 3.2(a).

“Capital Commitments” shall have the meaning ascribed to it in Section 3.2(a).
“Capital Contribution” means, with respect to a Class A Partner, the amount of money contributed or deemed contributed to the capital of the Partnership (net of any liability of such Partner assumed by the Partnership in respect of any Capital Contributions), including pursuant to any Bridge Security by and among the Partnership, the General Partner and such Partner.
“Certificate” means the certificate of limited partnership of the Partnership, as filed with the Office of the Secretary of State of the State of Delaware on September 14, 2020, as the same may be amended, corrected and/or restated from time to time in accordance with the terms of this Agreement and filed with the Delaware Secretary of State in the manner required or permitted by the Act.
“Class A Contribution Amount” means, with respect to Class A Partners in the aggregate, an amount equal to the aggregate amount of Capital Contributions made or deemed to have been made by such Partners to the Partnership in respect of Class A Interests or, with respect to any Partner, the aggregate amount of Capital Contributions made or deemed to have been made to the Partnership by such Partner in respect of Class A Interests as set forth on Schedule A attached hereto.
“Class A Interests” means the Interests which are designated herein as “Class A Interests”, including all benefits to which each Class A Partner in respect of such Class Interests is entitled under this Agreement and applicable law, together with all obligations of such Class A Partner under this Agreement and applicable law.
“Class A Partner” means a Partner in respect of all or any part of the Class A Interests.
“Class P Interests” means the Interests which are designated herein as the “Class P Interests”, including all benefits to which each Partner in respect of such Interests is entitled under this Agreement and applicable law, together with all obligations of such Partner under this Agreement and applicable law.
“Class P Partner” means a Partner in respect of all or any part of the Class P Interests.
“Closing” shall have the meaning set forth in the Subscription Agreements.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
“Commitment Percentage” shall have the meaning ascribed to it in Section 3.2(b).
“Company Minimum Gain” shall have the meaning set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Confidential Information” shall have the meaning ascribed to it in Section 8.5.

“Control” of a Person means possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through ownership of securities, by contract or otherwise.
“Conveyance” means the transfer of ownership by sale, exchange, assignment, pledge, encumbrance, lien, gift, donation, grant or other conveyance of any kind, whether voluntary or involuntary, including conveyances by operation of law or legal process (and hereby expressly includes, with respect to a Partner, any voluntary or involuntary: (a) appointment of a receiver, trustee, liquidator, custodian or other similar official for such Partner or all or any part of such Partner’s property under any Bankruptcy Law; (b) gift, donation, transfer by will or intestacy or other disposition, whether inter vivos or mortis causa; and (c) transfer or other disposition to a spouse or former spouse (including by reason of a separation agreement or divorce, equitable or community or marital property distribution, judicial decree or other court order relating to the division or partition of property between spouses or former spouses or other persons)).
“Counter-Offer Price” shall have the meaning ascribed to it in Section 10.3(b)(ii).
“Default Amount” shall have the meaning ascribed to it in Section 3.2(e).
“Default Cure Date” shall have the meaning ascribed to it in Section 3.2(e).
“Default Notice” shall have the meaning ascribed to it in Section 3.2(e).
“Default Penalty” shall have the meaning ascribed to it in Section 3.2(f)(ii).
“Defaulting Partner” shall have the meaning ascribed to it in Section 3.2(e).
“Designated Individual” shall have the meaning ascribed to it in Section 14.3(a).
“Dissolution Event” shall have the meaning ascribed to it in Section 12.1.
“Distribute” means to make one or more Distributions.
“Distribution” or “Distributions” means with respect to a Partner or Assignee: (a) the amount of money and/or (b) the Fair Market Value of property other than money, which in either case is distributed to a Partner or Assignee by the Partnership on account of that Partner’s or Assignee’s Interest as provided in ARTICLE V or Section 12.2. or in redemption of all or any portion of such Partner’s or Assignee’s Interest (net of any liabilities of the Partnership assumed by such Partners and/or Assignees in respect of any Distributions or which are secured by property Distributed by the Partnership to such Partners or Assignees), and shall not include payments to a Partner or Assignee pursuant to a loan by such Partner or Assignee to the Partnership.
“Drag Sale” shall have the meaning ascribed to it in Section 10.4(a)(iii).
“Economic Capital Account” means with respect to any Partner, such Partner’s Capital Account as of the date of determination, after crediting to such Capital Account any amounts that the Partner is deemed obligated to restore under Treasury Regulations Section 1.704-2.
“Effective Date” shall have the meaning ascribed to it in the Preamble.
“Equity Security” means: (a) with respect to the Partnership, any Interest; (b) any share of stock, partnership or joint venture interest, limited liability company interest, beneficial interest in a trust, or similar security or any other interest in the equity of an Organization, business or enterprise; (c) any security, debt instrument, or other interest directly or indirectly convertible into or exercisable or exchangeable for (with or without consideration) any of the foregoing securities or other equity interests; and (d) any warrant, option or other right to subscribe to or purchase any of the foregoing securities or other equity interest (including convertible or exchangeable securities).
“Equity Securityholder” means a holder of Equity Securities issued by the Issuer.
“Escrowed Purchase Option Consideration” shall have the meaning ascribed to it in Section 10.1(f).
“Estimated Tax Period” shall mean a calendar period commencing on January 1 of each year, and ending on March 31, May 31, August 31 and December 31 of such year.
“Event of Default” shall have the meaning ascribed to it in Section 3.2(e).
“Exit Event” shall have the meaning ascribed to it in Section 10.2.
“Fair Market Value” means, except in connection with an IPO Restructuring which is governed by Section 12.4, with respect to the value of any Equity Security or other asset held by the Partnership as of any date, unless otherwise provided herein, an amount determined as follows:
(i)In the case of Marketable Securities which are traded on a national securities exchange or over the counter, such Equity Securities or such assets shall be valued based on the average of the closing prices for such Equity Securities during the ten (10) trading-day period ending on the date that is two (2) Business Days preceding the date of determination; and
(ii)In the case of all other Equity Securities or other assets, such Equity Securities or other assets shall be valued at the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such Equity Securities or assets in an arms-length transaction as may be reasonably determined by the General Partner in good faith to be appropriate and reasonable after considering all factors which are reasonably likely to affect the sales price of such securities or other assets.
“FATCA” means (a) Code Sections 1471 through 1474, the Treasury Regulations thereunder, and official interpretations thereof; (b) any legislation, regulations or guidance enacted in any jurisdiction that seeks to implement a similar tax reporting or withholding regime;

(c) any intergovernmental agreement, treaty or other agreement between any other jurisdictions (including any government bodies in such jurisdiction) entered into in order to comply with, facilitate, supplement or implement any legislation, regulations or guidance described in clause (a) or (b) above; and (d) any legislation, regulations or guidance that gives effect to any matter described in clauses (a) through (c) above.
“Final Call Date” means the date that is fourth anniversary following the Effective Date, unless such date is extended by the unanimous written consent of the Class A Partners.
“FINRA” means the Financial Industry National Regulatory Authority.
“Fiscal Year” means the tax year of the Partnership, which shall end each December 31 unless otherwise determined by the General Partner or required by the Code.
“Funding Date” shall have the meaning ascribed to it in Section 3.2(b).
“GAAP” means generally accepted accounting principles, conventions, rules and procedures in the United States set forth in the opinions and pronouncements of the accounting principles of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor Organization) that are applicable to the circumstances as of the date of determination, consistently applied.
“General Partner” means Bowhead Insurance GP LLC, a Delaware limited liability company, as the current general partner of the Partnership, and includes any Person admitted as an additional general partner of the Partnership or a substitute general partner of the Partnership pursuant to the provisions of this Agreement, each in its capacity as a general partner of the Partnership.
“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, tribunal, board, bureau, agency or instrumentality, or any regulatory, administrative or other department or agency, or any political or other subdivision, department or branch of any of the foregoing or arbitrator, court or tribunal of competent jurisdiction.
“GP Agreement” means the Amended and Restated Limited Liability Company Agreement of the General Partner, as may be amended and/or restated from time to time.
“GP Investor” means GPC Partners Investments (SPV III) LP, a Delaware limited partnership (or its Permitted Transferee(s) that hold(s) Interests).
“Imputed Underpayment Amount” means any (i) “imputed underpayment” within the meaning of Code Section 6225 (or any corresponding or similar provision of U.S. federal, state or local or non-U.S. tax law) paid (or payable) by the Partnership as a result of an adjustment with respect to any Partnership item (including any “partnership-related item” within the meaning of Code Section 6241 (or any corresponding or similar provision of U.S. federal, state or local or non-U.S. tax law)), including any interest, penalties or additions to tax, or related costs and expenses, with respect to any such adjustment, (ii) amount not described in clause (i)

(including any interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Partnership as a result of the application of Code Sections 6221 through 6241 (or any corresponding or similar provision of U.S. federal, state or local or non-U.S. tax law), and/or (iii) amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Partnership holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Partnership bears the economic burden of such amounts, whether by law or agreement, as a result of the application of the provisions of Code Sections 6221 through 6241 (or any corresponding or similar provision of U.S. federal, state or local or non-U.S.), including any interest, penalties or additions to tax with respect to such amounts, and any costs or expenses of the Partnership attributable thereto.
“Indemnified Party” shall have the meaning ascribed to it in Section 11.7(c).
“Indemnified Person” shall have the meaning ascribed to it in Section 6.5.
“Indemnified Person Breach” shall have the meaning ascribed to it in Section 6.5.
“Indemnifying Party” shall have the meaning ascribed to it in Section 11.7(c).
“Independent Accountant” shall have the meaning ascribed to it in Section 8.2(a).
“Independent Third Party” means any Person or Persons, other than any Partner or any member of the Partner Group.
“Initial Capital Commitment” shall have the meaning ascribed to it in Section 3.2(c).
“Initial Consideration” shall have the meaning ascribed to it in Section 5.1(f).
“Initial Contribution Requirements” means the requirements set forth on Schedule B attached hereto.
“Initiating Partner” shall have the meaning ascribed to it in Section 10.3(b)(i).
“Interest Rights” means any contract rights in whatever form (including options, warrants and convertible securities) to acquire Interests or other form of Partnership or equity interest in the Partnership.
“Internal Rate of Return” means, as of any Measurement Date, the internal rate of return of the Applicable Class A Partner(s) in respect of its or their Adjusted Class A Contribution Amount(s) based on Distributions actually received by the Applicable Class A Partner(s) plus, as and to the extent required under Section 5.1(a)(ii), Section 5.1(a)(iii) and Section 5.1(a)(iv), Distributions actually received by the holders of Class P Interests (but only, in the event there is a single Applicable Class A Partner, such Applicable Class A Partner’s Pro Rata Share of such Distributions received by the holders of Class P Interests), using the Microsoft Excel XIRR function and rounded to the nearest 100th of one percent; provided, however, that the amount of Adjusted Additional Consideration shall be treated as a Distribution made on the closing date in connection with a Sale of the Partnership or any AF Purchase Option Sale.
“Interests” means interests in the Partnership (including “partnership interests” (as defined in the Act) in the Partnership, and including the rights, privileges, preferences, benefits, powers, responsibilities, duties (if any) and limitations in respect thereof).
“Investor” shall mean the GP Investor, the AF Investor and Stephen Sills and any of their respective Permitted Transferees that holds Interests.
“Investor Valuation Counterproposal” shall have the meaning ascribed to it in Section 10.1(c).
“Investor Valuation Proposals” shall have the meaning ascribed to it in Section 10.1(c).
“IPO” means the Partnership’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act, covering the offer and sale of equity securities, with respect to which such equity securities are listed for trading on either the New York Stock Exchange or the NASDAQ Global Market (or other nationally or internationally recognized stock exchange Authorized by the General Partner).
“IPO Restructuring” shall have the meaning ascribed to it in Section 12.4(a).
“Issuer” means the Partnership or Newco, or any Organization to which all or a substantial portion of the Partnership’s assets or operations are directly or indirectly Transferred to effect an IPO, that issues Equity Securities in an IPO.
“JAMS” shall have the meaning ascribed to it in Section 14.14(b).
“Joinder Agreement” shall mean a joinder to this Agreement in substantially the form attached hereto as Exhibit A or such other form as is reasonably acceptable to the General Partner.
“Limited Partner” means each Person listed on Schedule A attached hereto as of the Effective Date (and identified thereon as a Limited Partner) , each as a current limited partner of the Partnership, and includes any Person admitted as an additional limited partner of the Partnership or a substitute limited partner of the Partnership pursuant to the provisions of this Agreement, each in its capacity as a limited partner of the Partnership.
“Marketable Securities” means Equity Securities or other securities which in either case are listed on a commonly recognized national or regional exchange or traded in the over-the- counter market if the price of such over-the-counter securities is quoted at least once a week in The Wall Street Journal or The New York Times (or successor medium).
“Measurement Date” means any date in which a Distribution is made to any Applicable Class A Partner pursuant to the terms of this Agreement, including in connection with the AF Investor’s exercise of the AF Purchase Option under Section 10.1, an exercise of the Buy/Sell Rights under Section 10.3, an Exit Event or any other Distribution under Section 5.1(a).

“Milliman Reserves Study” shall have the meaning ascribed to it in Section 10.1(c).
“New Partner” shall have the meaning ascribed to it in Exhibit A.
“New Securities” shall have the meaning ascribed to it in Section 3.5(e).
“Newco” shall have the meaning ascribed to it in Section 12.4(a).
“Non-AF Holders” shall have the meaning ascribed to it in Section 10.1(a).
“Non-AF Interests” shall have the meaning ascribed to it in Section 10.1(a).
“Non-recourse deductions” shall have the meaning ascribed to it in Treasury Regulations Section 1.704-2(b)(1).
“Offeree Partner” shall have the meaning ascribed to it in Section 10.3(c)(i).
“Offering Partner” shall have the meaning ascribed to it in Section 10.3(c)(i).
“Option Exercise Period” shall have the meaning ascribed to it in Section 10.1(a).
“Organization” means any sole proprietorship, firm, partnership, corporation, limited liability company, joint stock company, trust, unincorporated association or organization, joint venture, or other entity or organization of whatever nature, and shall include the successor (by merger or otherwise) of any entity or organization.
“Partner Group” shall have the meaning ascribed to it in Section 2.5.
“Partner” means each of the General Partner and the Limited Partners.
“Partnership” shall have the meaning ascribed to it in the Preamble.
“Partnership Assets” means all property owned from time to time by the Partnership (or such lesser amount of the assets of the Partnership as indicated by the particular context used herein), whether such property is real, personal, tangible or intangible or was acquired by the Partnership as a result of capital contributions, operations or other means, and including any Equity Interests held by the Partnership.
“Partnership Group” means, collectively, the Partnership and its Subsidiaries.
“Partnership Representative” shall have the meaning ascribed to it in Section 14.3(a).
“Percentage Interest” means, with respect to a Partner or its Assignee as of any particular time, that fraction, expressed as a percentage: (a) having as its numerator, the sum of (i) the number of Class A Interests held by such Partner or Assignee and (ii) all other Interests held by such Partner and (b) having as its denominator the sum of (i) the number of Class A Interests then outstanding and (ii) all other Interests then outstanding. The sum of the Percentage Interests of all Partners and Assignees shall at all times equal one hundred percent (100%).

“Permitted Transferee” means: (a) with respect to any Partner who is a natural person, (i) a trust, family limited partnership or limited liability company formed for the express benefit of any of spouse, children or siblings of such Partner and that is Controlled by such Partner, or (ii) upon the death of any Partner, such Partner’s heirs, executors or administrators or to a trust under such Partner’s will, or Transfers of Interests between such Partner and such Partner’s guardian or conservator; (b) with respect to any Partner that is not a natural person, such Partner’s Affiliates; and (c) with respect to any AF Management Interests, any employee of such Partner or its Affiliates; provided that, in each case, such Transfer to such Person is not for the purpose of evading the Transfer restrictions set forth in this Agreement; provided, further, a Permitted Transferee of a Permitted Transferee shall only include any Person that would have been a Permitted Transferee of the original Partner if such original Partner was the transferor.
“Person” means a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign.
“Price/Book Multiple” means the quotient of the (i) aggregate implied equity value of the Partnership, based on a hypothetical liquidation of the Partnership in accordance Section 12.2 in which the Non-AF Interests receive aggregate consideration equal to the Purchase Option Fair Market Value divided by (ii) the Book Value of the Partnership Group at the time the Purchase Option Fair Market Value is determined.
“Prior Agreement” shall have the meaning ascribed to it in the Preamble.
“Pro Rata Allotment” with respect to a written offer of Additional Interests or New Securities, means, for each Class A Partner, an amount equal to a fraction, the numerator of which is the number of Class A Interests held by such Class A Partner and the denominator of which is the aggregate number of Class A Interests outstanding, in each case, as of the date of such written offer.
“Pro Rata Share” means, with respect to the AF Investor or the GP Investor, as of any particular time, an amount, expressed as percentage: (i) having as its numerator, the aggregate Capital Contributions of the AF Investor or the GP Investor (as applicable) and (ii) having as its denominator, the aggregate Capital Contributions of the Class A Partners.
“Purchase Option Commencement Date” shall have the meaning ascribed to it in Section 10.1(a).
“Purchase Option Fair Market Value” shall have the meaning ascribed to it in Section 10.1(c).
“Purchase Option Termination Date” shall have the meaning ascribed to it in Section 10.1(a).

“Quarter End Date” shall have the meaning ascribed to it in Section 10.1(a).
“Registrable Securities” means all of the Issuer’s Equity Securities owned by: (a) the Investors, (b) the Class A Partners and (c) any Permitted Transferee of any of the foregoing.
“Registration Expenses” means all of the expenses with respect to which the Partnership is obligated to pay or otherwise satisfy under Section 11.6.
“Reserves” means the sum of funds or amounts set aside or otherwise allocated for working capital, to make acquisitions, repairs, replacements and renewals, and to pay taxes, insurance, debt service and future, anticipated, unforeseen or contingent obligations, and all of the other costs and expenses incident to the Partnership’s operations or ownership of the Partnership Assets.
“Responding Partner” shall have the meaning ascribed to it in Section 10.3(b)(i).
“Restricted Equityholders” means each of the Partners (a) holding at least ten percent (10%) of the Issuer’s Equity Securities or (b) that would be treated as an “affiliate” pursuant to Rule 144 under the Securities Act.
“Sale of the Partnership” means, other than in connection with an IPO, whether in a single transaction or series of related transactions: (a) the sale or transfer of the properties and assets of the Partnership Group to an Independent Third Party having a value in excess of fifty percent (50%) of the value of the consolidated assets of the Partnership Group as of immediately prior to such transaction, or (b) any acquisition (whether by merger, consolidation, sale or other transfer) of Interests by one or more Independent Third Parties, following which the Partners immediately prior to such transaction (or a series of transactions) cease to own, directly or indirectly, a majority of the Interests (as of immediately following such transaction or series of transactions); provided, that the transactions contemplated by the Subscription Agreements shall not be deemed a Sale of the Partnership hereunder.
“Sale Right Closing Period” shall have the meaning ascribed to it in Section 10.3(c)(iv).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Requirement” means, for any Partner, that the issuance of securities to such Partner would not require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (b) the provision to such Partner of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act.
“Sell Notice” shall have the meaning ascribed to it in Section 10.3(c)(i).
“Sell Right Class A Interest Price” shall have the meaning ascribed to it in Section 10.3(c)(iv).

“Sell Right Exercise Notice” shall have the meaning ascribed to it in Section 10.3(c)(ii).
“Sell Right Notice Period” shall have the meaning ascribed to it in Section 10.3(c)(ii).
“Sell Right Sale” shall have the meaning ascribed to it in Section 10.3(c)(iv).
“Specified Call Event” means: (a) a Partner or other Person has instituted proceedings to have such Partner adjudicated bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or a Partner has filed for protection under the United States Bankruptcy Code or any equivalent foreign proceeding; or (b) material breach by a Partner under this Agreement or one or more of the Transaction Documents that remains uncured after such Partner receives notice from another Partner of the material breach, and such material breach is not cured within ninety (90) days.
“Specified Call Purchaser” shall have the meaning ascribed to it in Section 9.8.
“Subject Person(s)” shall have the meaning ascribed to it in Section 6.4.
“Subscription Agreements” shall have the meaning ascribed to it in the Recitals to this Agreement.
“Subsequent Additional Capital Call” shall have the meaning ascribed to it in Section 3.2(f)(v).
“Subsidiary” means, with respect to any Person, any Organization of which at least fifty percent (50%) of the total voting power, whether by way of contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly (e.g., through another Subsidiary), by (a) such Person, (b) such Person and one or more of its Subsidiaries, or (c) one or more Subsidiaries of such Person. For the avoidance of doubt, a Subsidiary of a Person includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).
“Supermajority Interest” means, Class A Partners holding at least seventy-five percent (75%) of the outstanding Class A Interests, which shall include both the AF Investor and GP Investor for so long as each remains a Class A Partner and holds at least twenty-five percent (25%) of the Class A Interests held by such Partner as of the Effective Date.
“Tag Sale” shall have the meaning ascribed to it in Section 9.3.
“Tag Sale Notice” shall have the meaning ascribed to it in Section 9.3(a).
“Tag-Along Acceptance Notice” shall have the meaning ascribed to it in Section 9.3(b).
“Tag-Along Election Period” shall have the meaning ascribed to it in Section 9.3(b).

“Tag-Along Fraction” shall have the meaning ascribed to it in Section 9.3(c).
“Tag-Along Right” shall have the meaning ascribed to it in Section 9.3(a).
“Tagging Partner” shall have the meaning ascribed to it in Section 9.3(b).
“Target Balance” means, with respect to any Partner as of the close of any period for which allocations are made under ARTICLE IV, the net amount such Partner would receive (or be required to contribute) in a hypothetical liquidation of the Partnership as of the close of such period, assuming for purposes of any hypothetical liquidation: (a) a hypothetical sale of all of the assets of the Partnership for cash at prices equal to their then book values (as maintained by the Partnership for purposes of, and as maintained pursuant to, the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)), assuming for this purpose all unvested Class P Interests are vested Class P Interests, and assuming for this purpose that the book value of any asset that secures a liability that is treated as “nonrecourse” for purposes of Treasury Regulations Section 1.1001-2 is no less than the amount of such liability that is allocated to such asset in accordance with Treasury Regulations Section 1.704-2(d)(2), and (b) the distribution of the net proceeds thereof to the Partners pursuant to Section 5.1(a) (after the payment of all actual Company indebtedness, and any other liabilities related to the Partnership’s assets, limited, in the case of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities).
“Tax Distribution” shall have the meaning ascribed to it in Section 5.1(d)(i).
“Total Capital Commitment” shall have the meaning ascribed to it in Section 3.2(a).
“Transaction Documents” means any agreement under which the AF Investor (or any of its Affiliates) or the GP Investor (or any of its Affiliates), on the one hand, and the Partnership or any of its Subsidiaries, on the other hand, is a party, including this Agreement and the Subscription Agreements.
“Transfer” means (a) as a noun, any Conveyance or other transfer, alienation, lease, mortgage, pledge, encumbrance or hypothecation, and (b) as a verb, the act of making any voluntary or involuntary transfer.
“Transferee” shall have the meaning ascribed to it in Section 9.7.
“Transferor” shall have the meaning ascribed to it in Section 9.7.
“Treasury Regulations” means the final and temporary regulations of the U.S. Department of the Treasury promulgated under the Code.
“Valuation Firm” shall have the meaning ascribed to it in Section 10.1(c).
“Withholding Payment” shall have the meaning ascribed to it in Section 3.7.
“Withholding Tax” means a tax imposed on a Partner and for which the Partnership is a withholding agent.
“Withholding Tax Payment” shall have the meaning ascribed to it in Section 3.7.
ARTICLE II
GENERAL PROVISIONS
2.1Partnership Purpose. The principal business activity and purpose of the Partnership shall be to engage, directly or indirectly through one or more Subsidiaries, in the Business and to engage in any other lawful act or activity for which limited partnerships may be formed under the Act. The Partnership shall possess and may exercise all the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and may take any other action not prohibited under the Act or other applicable law, so far as such powers and actions are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Partnership including entering into the Transaction Documents to which it is a party.
2.2Place of Business; Registered Office. The principal place of business of the Partnership shall be located in New York. The General Partner at any time may establish and close other offices and places of business and change the principal place of business of the Partnership to any other place. The Partnership’s Delaware registered agent and registered office are as set forth in the Certificate and may be changed from time to time by the General Partner pursuant to the provisions of the Act. The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act and this Agreement.
2.3Filings and Fees. The General Partner shall execute and file for recordation in, or obtain from, the office of the appropriate Governmental Authorities such reports, disclosures, certificates, licenses and other forms, schedules, instruments or documents as are required by applicable law or regulation, or which otherwise may be necessary or appropriate with respect to the formation of, or conduct of business by, the Partnership and to establish and maintain the Limited Partners’ limited liability. The General Partner also shall cause the Partnership to pay all fees, taxes and other charges, including professional fees, incurred in connection with the preparation and filing of such reports, certificates, disclosures, forms, schedules, instruments or other documents.
2.4Title to Partnership Assets. The Partnership Assets shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in the Partnership Assets in that Partner’s individual name or right, and each Partner’s Interest shall be personal property for all purposes. The Partnership shall hold all of the Partnership Assets in the name of the Partnership and not in the name of any Partner.
2.5Certain Activities of Partners. The Partners hereby acknowledge that the nature of each of the businesses of the GP Investor, the AF Investor and their respective Affiliates, partners, members, stockholders of its members, directors, officers, controlling persons, partners or members of the partners, employees and employees of their respective Affiliates (collectively with respect to each Partner, its “Partner Group”) is to provide capital and financing to other businesses and enterprises. Accordingly, the Partners and other Persons otherwise bound hereby agree that: (a) the members of each Partner Group have business interests and engage in business activities or commercial transactions in addition to those relating to the Partnership; (b) none of the Partnership or any Partner (other than the Partner associated with such Partner Group, as applicable) shall have any right in or to any such other interests or activities or to the income or proceeds derived therefrom; and (c) no member of any Partner Group shall be obligated to present any particular investment or business opportunities to the Partnership or any of its Subsidiaries even if such opportunities is of a character which, if presented to the Partnership or any such Subsidiary, could be undertaken by the Partnership or any such Subsidiary, and in fact, each member of the Partner Group shall have the right to undertake any such opportunities for itself for its own account or on behalf of another or to recommend any such opportunities to other Persons. Nothing in this Section 2.5 shall be construed as relieving a Partner from compliance with Section 8.5 or Section 14.1.
2.6Limitation of Liability. Except as provided herein or by the Act, the General Partner shall have the liabilities of a partner in a partnership without limited partners. Except as otherwise expressly required by law, no Limited Partner, in its capacity as such, shall be obligated personally for any debts, obligations or liabilities of the Partnership, whether arising in contract, tort or otherwise, and have liability in excess of (a) the amount of its capital contribution to the Partnership, (b) its share of any undistributed profits and assets of the Partnership, (c) its obligation to make other payments expressly provided for in this Agreement, and (d) the amount of any distributions wrongfully distributed to it. Notwithstanding anything contained herein to the contrary, the failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or applicable law shall not be grounds for imposing personal liability on any of the Limited Partners for liabilities of the Partnership.
2.7Expenses. The Partnership shall pay all costs and expenses arising from the organization and operations of the Partnership. Subject to any reimbursement policies adopted by the General Partner from time to time, the Partnership shall reimburse the General Partner and the officers of the General Partner for reasonable out-of-pocket expenses so incurred by them on behalf of the Partnership (payable upon submission of reasonable documentation).
2.8This Agreement. The Partners hereby execute this Agreement to conduct the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Act. The Partners hereby agree that during the term of the Partnership, the rights, powers and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and the Act. To the extent that the rights or obligations of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

ARTICLE III
PARTNERS’ INTERESTS, CAPITAL CONTRIBUTIONS AND CAPITAL COMMITMENTS
3.1Classes of Interests and Names of Partners.
(a)Classes of Interests. All interests (including all “partnership interests” (as defined in the Act)) in the Partnership existing prior to the Effective Date are hereby deemed converted into all of the Interests. Interests are divided into two classes: (1) one class of Interests is hereby designated as the “Class A Interests”, and (2) one class of Interests is hereby designated as the “Class P Interests”. Interests may be represented as Percentage Interests. Interests may be represented in numerical form and may be “established”, “authorized for issuance”, “issued”, “issuable” and, if applicable, “reissued” by the Partnership, and by the General Partner for and on behalf of the Partnership. Interests may be issued to any Partner pursuant to a Subscription Agreement or otherwise, in each case as determined by the General Partner. Interests shall not be certificated, unless otherwise determined by the General Partner.
(b)Authorized Interests.
(i)There are hereby established and authorized for issuance 163,000,000 Class A Interests. The Partnership, and the General Partner on behalf of the Partnership, shall have the right to issue all or any part of the Class A Interests in accordance with the terms of this Agreement and any applicable subscription agreement governing the issuance of such Class A Interests.
(ii)There are hereby established and authorized for issuance 40,750,000 Class P Interests. All Class P Interests shall be issued or issuable pursuant to the terms of the applicable Incentive Interest Award Agreement(s), each substantially in the form set forth on Exhibit B, setting forth the terms and conditions governing such Class P Interests, including vesting and repurchase (each an “Award Agreement” and together, the “Award Agreements”), subject to the approval of the General Partner. Any Class P Interests issued pursuant to an Award Agreement and in compliance with this Section 3.1(b)(ii) that are forfeited, canceled, redeemed, repurchased or otherwise reacquired by the Partnership, may be reissued by the Partnership, subject to the approval of the General Partner. For the avoidance of doubt, no Capital Contributions will be required in respect of any Class P Interest.
(iii)Following the drawdown by the Partnership of all Capital Commitments under Section 3.2, and subject to Section 3.5(a), the Partnership, and the General Partner on behalf of the Partnership, shall have the right to establish and authorize for issuance, subject to the Authorization of the General Partner, an additional class of Interests (the “Additional Interests”) to be issued in exchange for up to an additional $150,000,000 in additional Capital Contributions after the Effective Date and to increase the Capital Commitments of the Class A Partners that subscribe to such Additional Interests up to an additional

$150,000,000, provided that no Class A Partners shall be obligated to subscribe to any such Additional Interests. Upon such Authorization, the terms and conditions of such Additional Interests shall be set forth in a new Schedule C to be attached hereto on the terms subject to such Authorization, and such terms and conditions as provided in Schedule C shall from and after such Authorization be deemed to amend and modify this Agreement without requiring any further action, consent or agreement by or from the Partners, provided that no such terms or conditions shall require any holders of Class P Interests to make any Capital Contributions with respect thereto. Notice of such amendment, and a copy of Schedule C, shall be given to each Partner promptly following such Authorization.
(c)Names and Interests of Partners. The name and address of, the Capital Contributions of (if any), the Initial Capital Commitments of (if any), the Additional Capital Commitments of (if any), the Commitment Percentages (if applicable), the Total Capital Commitments of (if any) and the number and class of Interests in respect of, each Partner are set forth on Schedule A hereto, as such information may be amended from time to time. In the event of any change with respect to the information stated on Schedule A, the General Partner shall promptly cause the information stated on Schedule A hereto to be amended to reflect such change (and no consent of any other Person shall be required for any such amendment); provided, that the failure of the General Partner to cause the information stated on Schedule A hereto to be amended shall not prevent the effectiveness of, or otherwise affect the underlying adjustments that would be reflected in, such an amendment. Notwithstanding the foregoing, amendments to Schedule A may be made by the General Partner without the consent of the other Partners.
(d)Profits Interests.
(i)Class P Interests issued hereunder, as approved by the General Partner, are intended to qualify and shall be treated under this Agreement as “profits interests” within the meaning of Revenue Procedure 93-27 as clarified by Revenue Procedure 2001-43. None of the Partners issued such Class P Interests shall be obligated to make Capital Contributions in respect of any Class P Interests, the Partnership shall treat such Partners as holding “profits interests” for all purposes of this Agreement in respect of such Class P Interests so issued and if the Partnership were dissolved and wound up immediately after issuance of the Class P Interests pursuant to this Agreement, before the Partnership made any earnings and before any appreciation occurred in the value of the Partnership’s assets, and the Partnership’s assets were sold at fair market value and the proceeds distributed in a dissolution and winding up of the Partnership, the Partners holding Class P Interests would not be entitled to receive any Distribution in respect of such Class P Interests.
(ii)At the time that a Class P Interest is issued pursuant to this Agreement as a “profits interest”, the General Partner shall determine the fair market value of the Partnership Assets, net of any liabilities of the Partnership (the “Benchmark Amount”), which shall normally represent the aggregate amount that would have been distributed to the Partners in respect of all of the Interests pursuant to ARTICLE V, if immediately prior to the issuance of such Class P Interests, the Partnership had sold its assets for their fair market value, paid its obligations and liabilities (limited, in the case of nonrecourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities) and distributed the net proceeds to its Partners. Notwithstanding anything to the contrary in this Agreement: (x) a Person who receives Class P Interests pursuant to this Agreement as a profits interest shall not be allocated any portion of the Benchmark Amount that is ultimately realized by the Partnership from the sale or exchange of assets that were owned directly or indirectly by the Partnership on the date such Person received such Class P Interest and (y) the amount of distributions made by the Partnership to a Person with respect to such Class P Interest (exclusive of amounts paid or distributed to such Person as guaranteed payments or compensation for services) shall be no greater than the sum of: (A) such Person’s pro rata interest in net income and net loss arising from the ordinary operations of the Partnership after the date such Class P Interest was issued and (B) such Person’s pro rata interest in any appreciation in the fair market value of the Partnership’s assets, net of any liabilities of the Partnership, in excess of the Benchmark Amount (adjusted as necessary to account for any Capital Contribution made to the Partnership following the issuance of such Class P Interest). The intent of this Section 3.1(d)(ii) is to ensure that any Class P Interests qualify as profits interests under Revenue Procedures 93-27 and 2001-43 and this Section 3.1(d)(ii) shall be interpreted and applied consistently therewith. The Partnership and the Partners hereby agree that, consistent with this Section 3.1(d)(ii), none of the Class P Interests would be entitled to any distributions under Section 5.1 if the Partnership were to dissolve and wind up on the Closing.
(iii)To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other Internal Revenue Service guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor under which the fair market value of any Class P Interests issued after the effective date of such Treasury Regulations (or other guidance) will be treated as at least equal to the liquidation value of such Class P Interests (i.e., a value equal to the total amount that would be distributed with respect to such Class P Interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Class P Interests, satisfied its liabilities (excluding any nonrecourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such Class P Interests while the safe harbor election remains effective.
(iv)Notwithstanding the foregoing, upon a forfeiture of any Class P Interests by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Treasury Regulations promulgated after the date hereof to ensure that allocations made with respect to all “substantially nonvested” Interests of Partners are recognized under Code Section 704(b).
(v)Notwithstanding any other provisions of this Section 3.1(d), each recipient of a Class P Interest hereunder that is intended to qualify as a profits interest hereby agrees that such recipient shall make a valid and timely election in respect of such Class P Interest, upon receipt thereof, pursuant to Code Section 83(b), and shall provide the Partnership with an executed copy of such election, except to the extent the General Partner determines that such Class P Interests are not subject to a “substantial risk of forfeiture” within the meaning of Code Section 83(a) and the Treasury Regulations thereunder.
3.2Capital Commitments and Required Capital Contributions.
(a)Capital Commitments Generally. Subject to the terms and conditions of this Agreement, each Class A Partner irrevocably agrees and commits to make one or more contributions to the Partnership (collectively, the “Capital Commitments”) from time to time, upon the making of a Capital Call by the General Partner meeting the requirements of this Section 3.2. Following the satisfaction of the Initial Contribution Requirements, the General Partner may from time to time after the Effective Date and prior to the Final Call Date, call additional capital from the Class A Partners (a “Capital Call”) by providing written notice (an “Call Notice”) to each Class A Partner in compliance with this Section 3.2, provided that, in no event, shall the total amount to be funded pursuant to Capital Calls following the Effective Date and amounts contributed to the Partnership under any Bridge Security exceed (i) the amount set forth opposite each such Class A Partner’s name on Schedule A under the heading “Total Capital Commitment” and (ii) $1.00 per each Class A Interest (inclusive of any amounts contributed to Partnership under any Bridge Security).
(b)Capital Call Notice. Each Call Notice shall identify for the Capital Call for which a Call Notice is being delivered (i) in reasonable detail, the purpose of the Capital Call, (ii) whether the Capital Call relates to the Initial Capital Contribution or an Additional Capital Contribution, (iii) the total amount to be funded and the per interest amount to be funded pursuant to such Capital Call (the “Capital Amount”), (iv) each Class A Partner’s portion of the Capital Amount (based on such Partner’s Commitment Percentage), (v) the date by which such Capital Amount must be funded to the Partnership (the “Funding Date”), which Funding Date shall not be less than ten (10) Business Days following the date of the Call Notice and (vi) wire transfer instructions for the bank account for the Partnership to which the Capital Amount must be funded. Other than with respect to a Capital Call for the Initial Capital Contribution, any Call Notice may be withdrawn by the General Partner, or the Capital Amount that is the subject of the Call Notice reduced proportionally amount the Class A Partners in accordance with their respective Commitment Percentages at any time prior to the Funding Date for such Call Notice. The General Partner shall deliver written notice to each Class A Partner promptly following any such withdrawal or reduction. In connection with each Capital Call made in compliance with this Section 3.2, each Class A Partner shall be required to make an additional Capital Contribution to Partnership on the Funding Date (via wire transfer of immediately available funds to the account designated in the Call Notice) in an amount equal to the product of (x) the Capital Amount and (y) the Commitment Percentage of such Class A Partner. For purposes of this Section 3.2, “Commitment Percentage” means, as to the Class A Partners, the percentage set forth opposite such Class A Partner’s name on Schedule A under the column heading “Commitment Percentage.” Notwithstanding anything contained herein to the contrary, in no event shall the Commitment Percentage of any Class A Partner be increased without the prior written consent of such Class A Partner.
(c)Initial Capital Contributions. Upon satisfaction of the Initial Contribution Requirements, the General Partner shall make a Capital Call in accordance with this Section 3.2, and shall deliver to each Class A Partner, a Call Notice with a Capital Amount equal to the Initial Capital Contribution, and each Class A Partner shall be required to make a Capital Contribution in accordance with Section 3.2(b) above in an amount equal to such Class A Partner’s “Initial Capital Commitment” set forth opposite such Class A Partner’s name on Schedule A.
(d)Additional Capital Contributions. From time to time following the satisfaction of the Initial Contribution Requirements but prior to the Final Call Date, the General Partner may make additional Capital Calls in accordance with and subject to the limitations in this Section 3.2, and, in each case, each Class A Partner shall be required to make a Capital Contribution in accordance with Section 3.2(b) above in an amount or in amount(s) not to exceed such Class A Partner’s “Additional Capital Commitment” set forth opposite such Class A Partner’s name on Schedule A.
(e)Failure to Fund. If a Class A Partner fails to fund all or any portion of any additional Capital Contribution (a “Defaulting Partner”) required to be made by it to the Partnership pursuant to this Section 3.2 by the Funding Date specified in the Call Notice, then, the Partnership shall deliver written notice (a “Default Notice”) to the Defaulting Partner and the other Class A Partners that contributed their portion of the additional Capital Contribution, which Default Notice shall specify the amount of the defaulted additional Capital Contribution (the “Default Amount”) and a date, not less than sixty (60) Business Days following the date of such Default Notice, on or before which the Default Amount must be contributed to the Partnership (the “Default Cure Date”) by the Defaulting Partner to cure such default (if not cured by the Default Cure Date, an “Event of Default”). Upon the occurrence of an Event of Default, the General Partner may, in its sole discretion and in addition to exercising any other rights afforded by law or at equity designate and treat such Partner as a Defaulting Partner and take any one or more of the actions set forth in Section 3.2(f), to which each Class A Partner hereby consents. The General Partner, in its sole and absolute discretion, may choose not to designate and treat any Class A Partner as a Defaulting Partner or may agree to waive or permit the cure of any Event of Default by a Class A Partner, subject to such conditions (if any) as the General Partner and such Class A Partner may agree upon.

(f)Certain Remedies.
(i)No Distributions. A Defaulting Partner shall not be entitled to any Distributions pursuant to Section 5.1 for so long as an Event of Default exists with respect to such Defaulting Partner.
(ii)Default Penalty. A Defaulting Partner may, in the sole discretion of the General Partner, be charged a Default Penalty in addition to the unpaid balance of any overdue purchase amount or other payments. The “Default Penalty” means an amount equal to 10% of such unpaid balance.
(iii)Loss of Voting Rights. During the existence of an Event of Default, whenever the vote, consent or decision of a Partner or of the Partners is required or permitted pursuant to this Agreement (or the vote, consent or decision of a Member (as defined in the GP Agreement) or of the Members is required or permitted pursuant the GP Agreement), a Defaulting Partner shall not be entitled to participate in such vote or consent, or to make such decision, and such vote, consent or decision shall be tabulated or made as if such Defaulting Partner were not a Partner (and the General Partner shall cause the corresponding Member of the Defaulting Partner to not be entitled to participate in such vote or consent, or to make such decision, and such vote, consent or decision shall be tabulated or made as if the Member corresponding to the Defaulting Partner were not a Member).
(iv)Purchase of Default Partner’s Interests. Upon the expiration of the Default Cure Date, if a Defaulting Partner has failed to cure the Event of Default (including, the payment of any Default Penalty pursuant to Section 3.2(f)(ii) above), the non-defaulting Class A Partners may purchase, on a pro rata basis in proportion to their Class A Interests, the Class A Interests of the Defaulting Partner at a price equal to fifty percent (50%) of the lesser of (i) the price paid by the Defaulting Partner for its Class A Interests and (ii) the Fair Market Value of its Class A Interests.
(v)Additional Purchases by Non-Defaulting Partners. If, upon the occurrence of an Event of Default, a Class A Partner becomes a Defaulting Partner, then the General Partner may, after the earlier to occur of (A) the expiration of the Default Cure Date with respect to such Event of Default or (B) the delivery of a written notice from such Defaulting Partner that it does not intend to cure such default, the General Partner may but shall not be obligated to (and in all cases subject to the proviso in the last sentence of Section 3.2(a)) call for an additional Capital Contribution from the non-defaulting Class A Partners, in an aggregate amount equal to the Capital Contribution due from the Defaulting Partner on which it defaulted (a “Subsequent Additional Capital Call”). If the General Partner elects to require a Subsequent Additional Capital Call, the General Partner shall either (i) amend the original or outstanding Call Notice previously sent to the Class A Partners in order to increase each Class A Partner’s required Capital Contribution by its proportionate share of the amount of the Subsequent Additional Capital Call or (ii) deliver a new Call Notice in accordance with Section 3.2(b), which shall supersede the original or outstanding Call Notice and shall include the amount of the Subsequent Additional Capital Call. Subject to the proviso in the last sentence of Section 3.2(a), such notice shall call for an additional Capital Contribution by each such non-defaulting Class A Partner on a pro rata basis among such non-defaulting Class A Partners (based on their ownership of Class A Interests); provided, however, that if any non-defaulting Class A Partner is not required to make an additional Capital Contribution because such contribution would exceed such Partner’s Total Capital Commitment set forth on Schedule A, then the foregoing provisions of this sentence shall operate successively until all non-defaulting Class A Partners have made additional Capital Contributions (in each case up to their respective Total Capital Commitment set forth on Schedule A). To the extent that the aggregate amount of the Subsequent Additional Capital Call exceeds the aggregate Total Capital Commitments of the non-defaulting Class A Partners, each non-defaulting Class A Partner shall have the option, but not the obligation, to make its proportionate share of the Capital Contribution contemplated by Subsequent Additional Capital Commitment in excess of each such non-defaulting Class A Partner’s Total Capital Commitment until such time as the amount of the Subsequent Additional Capital Call has been contributed by the non-defaulting Class A Partners.
(vi)Obligations of Defaulting Partner Not Extinguished. Other than as provided in this Section 3.2, the obligations of any Defaulting Partner to the Partnership hereunder shall not be extinguished as a result of the existence of the rights, or the occurrence of one or more of the transactions, contemplated by this Section 3.2.
(vii)Legal Proceedings. In accordance with Section 14.14, the General Partner shall have the right to commence legal proceedings against the Defaulting Partner to collect all amounts owed by such Defaulting Partner to the Partnership, pursuant to the terms of this Agreement, together with interest thereon at the maximum rate permitted by law up to twenty-five percent (25%) per annum from the date of default plus all collection expenses, including attorneys’ fees.
(viii)Cumulative Remedies. No right, power or remedy conferred upon the General Partner in this Section 3.2 shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 3.2 or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the General Partner and/or the Partnership, on the one hand and any Defaulting Partner, on the other hand and no delay in exercising any right, power or remedy conferred in this Section 3.2 or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy.

(g)Adequacy of Remedies. Each Class A Partner acknowledges by its execution hereof that it has been admitted to the Partnership in reliance upon its agreements under this Agreement, including this Section 3.2, that the General Partner and the Partnership may have no adequate remedy at law for a breach hereof and that damages resulting from a breach hereof may be impossible to ascertain at the time hereof or of such breach.
(h)Restoration of Rights. The General Partner may, in its sole discretion, restore any right of a Defaulting Partner terminated pursuant to this Section 3.2.
3.3Interest Rights. Except as expressly provided in Section 3.1, Section 3.2 and Section 3.5, the General Partner shall not cause the Partnership to issue or sell (or contract for the sale of) additional Interests in the Partnership. Any Persons who were not previously Partners who receive additional Interests pursuant to this Section 3.3 shall, upon satisfying such conditions as may be required by the General Partner to the issuance of such additional Interests, be admitted as additional Partners (“Additional Partners”) in respect of such Interests. The General Partner shall cause each Additional Partner to execute a Joinder Agreement for purposes of making such Additional Partner a party hereto binding such Additional Partner to all of the terms and conditions hereof, and admitting such Additional Partner as a Partner to the Partnership.
3.4Capital Accounts. A separate capital account (each, a “Capital Account”) shall be maintained for each Partner in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations, and this Section 3.4 shall be interpreted and applied in a manner consistent with said Section of the Treasury Regulations. The Partnership may adjust the Capital Accounts of its Partner to reflect revaluations of Partnership property whenever the adjustment would be permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f). In the event that the Capital Accounts of the Partners are so adjusted: (a) the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, and (b) the Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c). In the event that Code Section 704(c) applies to Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property. The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Partners and shall have no effect on the amount of any distributions to any Partners in liquidation or otherwise. The amounts of all distributions to Partners shall be determined pursuant to ARTICLE V and Section 12.2. Notwithstanding any provision contained herein to the contrary, no Partner shall be required to restore any negative balance in its Capital Account.
3.5Right to Participate in Certain Sales of Additional Securities.

(a)Subject to Section 3.5(e) and Section 7.4(b), and only after the drawdown by the Partnership of all Capital Commitments under Section 3.2, the General Partner may make additional Capital Calls only in accordance with this Section. Subject to the foregoing, after the drawdown by the Partnership of all Capital Commitments under Section 3.2, the Partnership shall not, and shall cause its Subsidiaries not to, subject to Section 3.5(e), issue or sell (or contract for the issuance or sale of) New Securities (including any Additional Interests) unless (i) the Class A Partners have funded their Total Capital Commitments prior to the Final Call Date and (ii) the Partnership first submits written notice to the Class A Partners identifying the terms of the proposed sale (including the price, number or aggregate principal amount of the New Securities, the proposed purchaser (if known) and all other material terms), and offers in such notice to each Class A Partner the opportunity to purchase such Class A Partner’s Pro Rata Allotment of the New Securities (subject to increase pursuant to Section 3.5(b) for overallotment if any other Class A Partner does not fully exercise its, his or her rights) on terms and conditions, including price, not less favorable than those on which the Partnership proposes to sell such New Securities to such proposed purchasers; provided, nothing herein shall require the Partnership to offer to the Class A Partners any New Securities issued by a Subsidiary to the extent that the Partnership, directly or indirectly, purchases its pro rata portion of such New Securities (based on the Partnership’s direct or indirect proportionate ownership percentage of such Subsidiary as of immediately prior to the issuance of such New Securities). The Partnership’s offer pursuant to this Section 3.5 shall remain open and irrevocable for a period of twenty (20) Business Days following the Partnership’s sending of such written notice.
(b)Class A Partner Acceptance. Each Class A Partner may elect to purchase the New Securities so offered by giving written notice thereof to the Partnership within the twenty (20) Business Day period referenced in Section 3.5(a), including in such written notice the maximum number of New Securities that such Class A Partner wishes to purchase (including the number of such New Securities it would purchase if one or more other Class A Partners do not elect to purchase their respective Pro Rata Allotments).
(c)Overallotment. If one or more Class A Partners do not elect to purchase their respective Pro Rata Allotment, then the electing Class A Partners may purchase such unallocated New Securities on a pro rata basis, based upon the relative Pro Rata Allotments of each of the electing Class A Partners.
(d)Sale to Third Party. Any New Securities not purchased by the Class A Partners pursuant to the offer set forth in Section 3.5(a) above may be sold by the Partnership or the applicable Subsidiary at a price no lower, and otherwise on terms and conditions not materially more favorable to the proposed purchaser, than those set forth in the notice to the Class A Partners, at any time within ninety (90) calendar days following the termination of the twenty (20) Business Day period referenced in Section 3.5(a).
(e)New Securities. For purposes of this Agreement, “New Securities” shall mean any Equity Security in the Partnership or any Subsidiary, but expressly excluding any Class P Interests issued pursuant to any Award Agreement and up to (i) 3,000,000 Class A Interests issued to management of the Partnership’s Subsidiaries on or prior to December 31, 2020 and (ii) 10,000,000 Class A Interests (“AF Management Interests”) to be issued, directly or indirectly, to management of the AF Investor or its Affiliates, as designated by the AF Investor, on or prior to December 31, 2020.
3.6No Right to Interest on Capital Contribution; Return of Capital Contribution. Except as otherwise provided herein or as may otherwise be Authorized by the General Partner, no Partner shall (a) be paid interest on any Capital Contribution, (b) withdraw or be repaid all or any part of that Partner’s Capital Contribution or (c) have the right to a Distribution in any form other than cash.
3.7Withholding. The Partnership shall at all times be entitled to make payments with respect to any Partner in amounts required to discharge any obligation of the Partnership to withhold from a Distribution otherwise payable to such Partner or with respect to amounts allocable to such Partner or to make any other payments to any Governmental Authority with respect to any U.S. federal, state or local or non-U.S. tax or other withholding liability arising as a result of such Partner’s interest in the Partnership (a “Withholding Payment”). To the extent of any portion of a Withholding Payment paid by the Partnership is made with respect to a Partner (any such portion, a “Withholding Tax Payment”), then such Withholding Tax Payment will be treated as a Tax Distribution to such Partner for all purposes of this Agreement. If the proceeds to the Partnership from an investment are reduced on account of taxes withheld at the source or otherwise imposed on the Partnership or any Subsidiary, and such taxes are imposed on, or with respect to, one or more of the Partners in the Partnership, the amount of the reduction shall be borne by the relevant Partners and treated as if it were paid by the Partnership as a Withholding Tax Payment with respect to such Partners. If the proceeds to the Partnership from an investment are reduced on account of taxes withheld at the source, and such taxes are imposed on the Partnership without regard to a Partner’s interest in the Partnership (such as an unincorporated business tax, excise tax or sales tax, provided that in no case shall any Imputed Underpayment Amount, withholding taxes or other method of collecting taxes indirectly from Partners of the Partnership in respect of a Partner’s allocable share of Partnership income be treated as an expense of the Partnership), the amount of the reduction shall be treated as an expense of the Partnership and not as a Withholding Tax Payment. Any Imputed Underpayment Amount shall be treated as if it were paid by the Partnership as a withholding payment with respect to the appropriate Partners (or former Partners), as allocated by the General Partner. The General Partner, in its reasonable discretion, shall allocate the Imputed Underpayment Amount to each Partner or former Partner in accordance with their interest in the specific items that gave rise to such Imputed Underpayment Amount. The portion of the Imputed Underpayment Amount that the General Partner allocates to a former Partner of the Partnership shall be treated as a withholding payment with respect to both such former Partner and such former Partner’s transferee(s) or assignee(s), as applicable, and the General Partner may in its discretion exercise the Partnership’s rights pursuant to this Section 3.7 in respect of either or both of the former Partner and its transferee or assignee. Any amounts that the Partnership is required to withhold from distributions to a Partner under Code section 1446(f) (or similar provisions of state or local law) or otherwise is obligated to pay to any governmental authority with respect to any Transfer of any interest in the Partnership (including penalties, interest and any addition to tax) shall be treated as a Withholding Payment with respect to both the applicable transferee Partner and the former Partner/transferor. Each Partner agrees to indemnify and hold harmless the Partnership and the Partners of the General Partner from and against any and all liability with respect to Withholding Tax Payments required on behalf of, or with respect to, such Partner. A Partner’s obligation to so indemnify shall survive the dissolution and winding up of the Partnership, and the Partnership may pursue and enforce all rights and remedies it may have against each such Partner under this Section 3.7.
ARTICLE IV
ALLOCATION OF PROFITS AND LOSSES
4.1Allocation of Income and Loss. After application of Section 4.2, and subject to the other provisions of this ARTICLE IV, any remaining net income or net loss (or items thereof) shall be allocated among the Partners and to their Capital Accounts in such ratio or ratios as may be required to cause the balance of each Partner’s Economic Capital Account to be as nearly equal to such Partner’s Target Balance as possible, consistent with the provisions of Section 4.3.
4.2Regulatory Allocations. Notwithstanding any of the provisions set forth above in this ARTICLE IV to the contrary, the following special allocations shall be made prior to any allocations under Section 4.1.
(a)Minimum Gain Chargeback. Notwithstanding any other provisions of this Agreement, if there is a net decrease in Company Minimum Gain during a taxable year, the Partners shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, any Partner’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1). This Section 4.2(a) is intended to comply with the minimum gain charge-back requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.
(b)Partner Minimum Gain Chargeback. Notwithstanding any other provisions of this Agreement, to the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, loss or deduction of the Partnership that are attributable to a nonrecourse debt of the Partnership that constitutes “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4) (including chargebacks of partner nonrecourse debt minimum gain) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i). This Section 4.2(b) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the partner nonrecourse debt minimum gain chargeback requirements) and shall be interpreted and applied in a manner consistent therewith.
(c)Qualified Income Offset. Any Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in its Adjusted

Capital Account shall be allocated items of income and gain in an amount and a manner sufficient to eliminate, to the extent required by Treasury Regulations Section 1.704- 1(b)(2)(ii)(d), such deficit balance as quickly as possible.
(d)Non-recourse Deductions. Non-recourse deductions shall be allocated to the Partners, pro rata, in proportion to their Percentage Interests.
4.3Code Section 704(b) Compliance. The allocation provisions contained in this ARTICLE IV are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith. The General Partner, in its reasonable discretion, may modify the allocations in this ARTICLE IV and make such special allocations or other Capital Account adjustments as it determines are necessary or appropriate to reflect the economic arrangement of the Partners or to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder.
4.4Tax Allocations. Items of income, gain, deduction and loss for federal income tax purposes shall be allocated in the same manner as the corresponding items are allocated for book purposes pursuant to this ARTICLE IV except as otherwise required by Code Section 704(c) and Section 3.4. For purposes of making the allocations under Code Section 704(c), the Partnership shall use the “traditional” method as provided in Treasury Regulations Section 1.704-3(b).
ARTICLE V
DISTRIBUTIONS
5.1General. Distributions pursuant to this ARTICLE V may be made from time to time at the sole discretion of the General Partner.
(a)Distributions. Subject to the application of the provisions of Section 5.1(b), Section 5.1(c), Section 5.1(d) and Section 5.1(e), all Distributions made by the Partnership shall be made in the following order of priority:
(i)first, to the holders of outstanding Class A Interests, pro rata in proportion to the total amount remaining to be paid to each such holder of outstanding Class A Interests pursuant to this Section 5.1(a)(i), until each such holder has received aggregate distributions with respect to his, her or its outstanding Class A Interests pursuant to this Section 5.1(a)(i) that are equal to such holder’s share of the Class A Contribution Amount;
(ii)second, 6.67% to the holders of outstanding vested Class P Interests, pro rata in proportion to the number of vested Class P Interests held by such holders, and 93.33% to the holders of outstanding Class A Interests, pro rata in proportion to the number of Class A Interests held by such holders, until the aggregate distributions received by the holders of Class A Interests and Class P Interests pursuant to this Section 5.1(a)(ii) and Section 5.1(a)(i) equal an 8.00% Internal Rate of Return;

(iii)third, (A) to the holders of outstanding vested Class P Interests, pro rata in proportion to the number of vested Class P Interests held by such holders, an amount such that, when added to the amount distributed to such holders pursuant to Section 5.1(a)(ii), would equal between 6.67% and 13.33% of the total amount distributed pursuant to this Section 5.1(a)(iii) and Section 5.1(a)(ii), and (B) to the holders of outstanding Class A Interests, pro rata in proportion to the number of Class A Interests held by such holders, an amount such that, when added to the amount distributed to such holders pursuant to Section 5.1(a)(ii), would equal between 93.33% and 86.67% of the total amount distributed pursuant to this Section 5.1(a)(iii) and Section 5.1(a)(ii), in the case of both (A) and (B), such percentage to be ratably calculated based on the ratable Internal Rate of Return between 8.00% and 15.00% that the holders of outstanding Class A Interests would have received if all distributions pursuant to this Section 5.1(a)(iii), Section 5.1(a)(ii) and Section 5.1(a)(i) were made to the holders of Class A Interests, until the aggregate distributions received by the holders of Class A Interests and Class P Interests pursuant to this Section 5.1(a)(iii), Section 5.1(a)(ii) and Section 5.1(a)(i) equal to a 15.00% Internal Rate of Return;
(iv)fourth, (A) to the holders of outstanding vested Class P Interests, pro rata in proportion to the number of vested Class P Interests held by such holders, an amount such that, when added to the amount distributed to such holders pursuant to Section 5.1(a)(ii), would equal between 13.33% and 20.00% of the total amount distributed pursuant to this Section 5.1(a)(iv), Section 5.1(a)(iii), Section 5.1(a)(ii) and Section 5.1(a)(i), and (B) to the holders of outstanding Class A Interests, pro rata in proportion to the number of Class A Interests held by such holders, an amount such that, when added to the amount distributed to such holders pursuant to Section 5.1(a)(iii) and Section 5.1(a)(ii), would equal between 93.33% and 86.67% of the total amount distributed pursuant to this Section 5.1(a)(iv), Section 5.1(a)(iii) and Section 5.1(a)(ii), in the case of both (A) and (B), such percentage to be ratably calculated based on the ratable Internal Rate of Return between 15.00% and 25.00% that the holders of outstanding Class A Interests would have received if all distributions pursuant to this Section 5.1(a)(iv), Section 5.1(a)(iii), Section 5.1(a)(ii) and Section 5.1(a)(i) were made to the holders of Class A Interests, until the aggregate distributions received by the holders of Class A Interests and Class P Interests pursuant to this Section 5.1(a)(iv), Section 5.1(a)(iii), Section 5.1(a)(ii) and Section 5.1(a)(i) equal to a 25.00% Internal Rate of Return; and
(v)thereafter, 20.00% to the holders of outstanding vested Class P Interests, pro rata in proportion to the number of vested Class P Interests held by such holders, and 80.00% to the holders of outstanding Class A Interests, pro rata in proportion to the number of Class A Interests held by such holders;
provided, however, that, notwithstanding the foregoing in this Section 5.1(a), the aggregate value paid by the Partnership in respect of each repurchased, redeemed or otherwise reacquired Class P Interest shall be reallocated from amounts Distributable to the Class P Interests under Section 5.1(a)(ii), Section 5.1(a)(iii), Section 5.1(a)(iv) and Section 5.1(a)(v) to the holders of outstanding Class A Interests, pro rata in proportion to the number of Class A Interests held by such holders.
Notwithstanding the foregoing, the Class A Interests of the AF Investor shall be disregarded for purposes of determining the distributions to be made under this Section 5.1(a) with respect to amounts payable to the other Limited Partners in connection with either the AF Investor’s exercise of the AF Purchase Option under Section 10.1(a) or the exercise of Buy/Sell Rights under Section 10.3, and the Class A Interests of the GP Investor shall be disregarded for purposes of determining the distributions to be made under this Section 5.1(a) with respect to amounts payable to the other Limited Partners in connection with the exercise of Buy/Sell Rights under Section 10.3.
(b)Application of Benchmark Amount. Any Interest with an associated Benchmark Amount shall not be included for purposes of, and shall not participate in, distributions pursuant to Section 5.1(a) until an aggregate amount equal to the Benchmark Amount associated with such Interest has been distributed (after the issuance of such Interest) under Section 5.1(a), it being understood that, solely for the purposes of Section 5.1(a), such Interest shall not be considered to be issued or outstanding until such previous distributions have been made and thereafter, such Interest shall be treated as issued and outstanding and shall participate in any remaining amounts to be distributed in accordance with Section 5.1(a).
(c)Class P Interests Catch-up. Each of the Partners hereby acknowledges and agrees that unvested Class P Interests shall not entitle the holder thereof to any distributions, other than Tax Distributions as set forth in Section 5.1(d), with respect to any such unvested Class P Interests until, and only if, such Interests become vested Class P Interests in accordance with the applicable Award Agreement thereunder. If at the time any Distribution would otherwise be made in respect of a Class P Interest, but such Class P Interest is unvested, then the amount of such Distribution shall be withheld from the holder of such unvested Class P Interest until the earlier to occur of (i) the time at which such unvested Class P Interest becomes a vested Class P Interest, whereupon the amount so withheld shall be promptly paid by or on behalf of the Partnership to such holder without interest and (ii) the time at which such unvested Class P Interest is no longer eligible for vesting, whereupon the amount so withheld shall be Distributed to the Partners pursuant to Section 5.1(a).
(d)Tax Distributions.
(i)The Partnership shall, within ten (10) days following the close of each Estimated Tax Period, make a Distribution (a “Tax Distribution”) to each Partner equal to the excess of (A) the product of (1) the Assumed Tax Rate and (2) such Partner’s share of the estimated net taxable income for U.S. federal income tax purposes of the Partnership that is allocable to such Partner under

ARTICLE IV arising from its ownership of an interest in the Partnership for such Estimated Tax Period, reduced by such Partner’s share of any net taxable loss of the Partnership for U.S. federal income tax purposes from a previous taxable year to the extent usable against such income and that has not yet been used to reduce taxable income for purposes of calculating Tax Distributions to the Partner under this Section 5.1(d), minus (B) all prior Tax Distributions with respect to such Estimated Tax Period. In the event the Partnership does not have sufficient Available Cash to make all of the Tax Distributions required by this Section 5.1(d), the Available Cash shall be distributed in proportion to the Partners’ respective Tax Distributions. If a Partner’s Tax Distribution as finally determined in respect of a calendar year is less than the Tax Distribution actually distributed to such Partner, such excess Tax Distribution shall be treated as a Tax Distribution in respect of the each future Estimated Tax Period for which a Tax Distribution is payable (until such excess Tax Distribution has been fully offset). If a Partner’s Tax Distribution as finally determined in respect of a calendar year is greater than the Tax Distribution actually distributed to such Partner, the Partnership shall make an additional Tax Distribution, to such Partner equal to the difference and such Tax Distribution shall be treated as having been made during the Estimated Tax Period in respect of which the related income giving rise to the Tax Distribution was allocated.
(ii)For purposes of calculating Tax Distributions, the following items shall not be taken into account: (A) items of income, gain, loss and deduction resulting from adjustments to the tax basis of the Partnership’s assets pursuant to Code Section 743(b) or 734(b), if any, (B) items of built-in-gain or built-in-loss on assets contributed to the Partnership at the time of contribution that must be allocated to particular Partners under Code Section 704(c) (or so-called “reverse Section 704(c) allocations”), (C) items of income, gain, loss and deduction attributable to periods (or portions thereof) ending on or before the Closing, (D) items of income, gain, loss or deduction attributable to adjustments under Code Section 481 (or any analogous state, local or non-U.S. tax law) for changes in the Partnership’s method of accounting occurring prior to or at the Closing or as a result of the transactions contemplated by the Subscription Agreements, (E) items of income, gain, loss or deduction attributable to a Sale of the Partnership and (F) items of income or gain allocated to a Partner with respect to any compensation, interest or other amount in the nature of compensation (including any guaranteed payment for services) to such Partner for U.S. federal income tax purposes.
(iii)Each Tax Distribution pursuant to Section 5.1(d) shall be made to the Persons shown on the Partnership’s books and records as the Partner with respect to the applicable Interests as of the last day of the Estimated Tax Period for which such distribution relates, as directed by such Partner.
(e)Advances of Distributions. Tax Distributions to the Partners shall be treated as advances of Distributions under Section 5.1(a)(ii) and shall reduce future Distributions to the Partners under Section 5.1(a)(ii). For the avoidance of doubt, Tax

Distributions made in respect of Class A Interests shall not be treated as advances of Distributions under Section 5.1(a)(i), and shall not reduce future Distributions under Section 5.1(a)(i).
(f)Allocation of Contingent Consideration. If the consideration payable in any Sale of the Partnership is payable only upon satisfaction of contingencies (including earn-outs, escrows (including the Escrowed Purchase Option Consideration, if applicable) or holdbacks) (the “Additional Consideration”): (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Partners in accordance with Section 5.1(a) as if the Initial Consideration were the only consideration payable in connection with such Sale of the Partnership and (ii) any Additional Consideration that becomes payable upon satisfaction of such contingencies shall be allocated among the Partners in accordance with Section 5.1(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 5.1(f), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Sale of the Partnership shall be deemed to be Additional Consideration.
5.2Non-Cash Distributions. Except as otherwise provided in this Section 5.2, each Partner and Assignee must look solely to the Partnership Assets for Distributions and shall have no right or power to demand or receive Distributions in any form other than cash; provided, that the General Partner may cause the Partnership to Distribute Partnership Assets other than cash, provided that such non-cash Distributions, for each asset (or group of assets that are entirely fungible), are made among the Partners and Assignees in the same order and priority and on the same terms as set forth in Section 5.1(a) on the basis of the net Fair Market Value of the property Distributed).
5.3Distribution in Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary or otherwise, the Partnership shall not make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate the Act or any other applicable law.
ARTICLE VI
MANAGEMENT
6.1Management by the General Partner.
(a)Sole Authority of General Partner. Except (i) as otherwise required pursuant to this Agreement, (ii) for situations in which the approval of one or more of the Limited Partners is specifically required by the express terms of this Agreement (including Section 7.4), or (iii) by nonwaivable mandatorily applicable provisions of applicable law, (x) the General Partner shall have complete and exclusive power and authority to manage, operate, control and direct the business and affairs of the Partnership and to perform all acts associated with and incidental to the foregoing and all powers of the Partnership shall be exercised only by or under the authority of the General Partner (including all decisions relating to the issuance of additional Interests or other Equity

Securities, the voting and the exercise of other rights with respect to any Equity Securities of its Subsidiaries, and any Sale of the Partnership or any merger, consolidation or other transaction involving the Partnership or any of its Subsidiaries or their respective businesses, operations or assets), (y) all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner (and, except as may delegated from time to time by the General Partner pursuant to Section 6.1(b), no Limited Partner is entitled to manage, operate, control or direct the business and affairs of the Partnership) and (z) subject to any delegation pursuant to Section 6.1(b), the General Partner shall have the sole power to bind the Partnership or cause the Partnership to take any action, or to cause the Partnership to exercise any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Partnership under this Agreement or any other agreement, instrument, or other document to which the Partnership is a party. Any contract, agreement, deed, lease, note or other document or instrument executed by the Partnership, and the General Partner on behalf of the Partnership, shall be deemed to have been duly executed by the Partnership, no other Partner’s signature shall be required in connection with the foregoing and third parties shall be entitled to rely upon the General Partner’s power to bind the Partnership without otherwise ascertaining that the requirements of this Agreement have been satisfied. The General Partner is hereby authorized to file with any Governmental Authority, on behalf of the Partnership and the Partners, a certificate or similar instrument that evidences the General Partner’s power to bind the Partnership as set forth in this Section 6.1(a).
(b)Authority to Delegate; Officers. Notwithstanding the foregoing, but subject to applicable law, the General Partner shall have the power and authority to delegate all or any portion of its powers hereunder to such Persons as it may reasonably deem appropriate; provided, however, in no event shall any such delegation by the General Partner to any Person (and no sub-delegation by any of the foregoing) cause the General Partner to cease to be the sole general partner of the Partnership or cause the Person to whom such powers and authority have been delegated to be a general partner of the Partnership and, notwithstanding any such delegation, the General Partner shall remain subject to the terms of this Agreement. Any delegation pursuant to this Section 6.1(b) may be revoked at any time by the General Partner, in its sole and absolute discretion. The General Partner may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Partnership’s business, including employees, agents and other Persons (any of whom may be a Partner, but acting only as representative of the General Partner and not in his or her capacity as Partner) who may be designated as officers or managing partners of the Partnership. Any number of offices may be held by the same person. In its discretion, the General Partner may choose not to fill any office for any period as it may deem advisable. Officers and managing partners need not be residents of the State of Delaware and officers need not be Partners. Any officers and managing partners so designated shall have such authority and perform such duties as the General Partner may, from time to time, delegate to them; provided that in the absence of an express delegation of authority and duties, such persons shall have the authority and duties normally associated with such offices and roles in respect of companies formed pursuant to the laws of the State of Delaware. Each officer shall hold office until his or her successor shall be duly qualified, until his or her death or until he or she shall resign or shall have been removed. The salaries or other compensation, if any, of the officers of the Partnership shall be fixed from time to time by the General Partner. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the General Partner. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the General Partner in its sole and absolute discretion; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create contractual or employment rights. Any vacancy occurring in any office of the Partnership may be filled by the General Partner.
6.2No Transfer, Withdrawal or Loans. The General Partner shall not Transfer all or any part of its Interests and shall not borrow or withdraw any funds or securities from the Partnership.
6.3Limitation of Liability. Except as otherwise expressly provided herein or in any agreement entered into by such Person and the Partnership or any of its Subsidiaries and to the maximum extent permitted by law, no present or former General Partner (or current or former member, manager, director, employee, agent or representative of the General Partner) or current or former officer of the Partnership shall be liable to the Partnership or to any other Partner for any act or omission performed or omitted by such Person in his or her capacity as General Partner (or current or former member, manager, director, employee, agent or representative of the General Partner) or as a current or former officer of the Partnership; provided that, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s fraud, willful misconduct or knowing violation of law, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). The General Partner (and each current or former member, manager, director, employee, agent or representative of the General Partner) and each current or former officer of the Partnership shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by any such Person in good faith reliance on such advice shall in no event subject such Person or any of such Person’s Affiliates to liability to the Partnership or any Partner. Notwithstanding anything in this Agreement to the contrary, each present and former General Partner (and current and former member, manager, director, employee, agent or representative of the General Partner) and current and former officer of the Partnership are intended express third party beneficiaries of Section 6.3 and shall be entitled to enforce such provision.
6.4Fiduciary Duties. The General Partner shall at all times act in good faith and in a manner reasonably believed to be in the best interest of the Partnership, its Subsidiaries and the Class A Partners (and shall otherwise have no other fiduciary or other duties of any kind or nature). Notwithstanding any provision to the contrary elsewhere in this Agreement, the General Partner, each manager of the General Partner, each member of any similar governing body of any Subsidiary, each Partner and their respective Affiliates, employees, agents and representatives (the “Subject Persons” and each a “Subject Person”) undertakes to perform such duties and only such duties, as are expressly set forth in this Agreement in accordance with the provisions of this Agreement, and no implied covenants (other than, to the extent not waivable by applicable law, the implied covenant of good faith and fair dealing), functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, or otherwise exist against any Subject Person under this Agreement. The provisions of this Agreement to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of any Subject Person otherwise existing at law or in equity are agreed by the Partnership, each Partner and each other Person bound by this Agreement to restrict or eliminate such other duties and liabilities of the Subject Person and replace them with the duties and liabilities expressly set forth in this Agreement. To the maximum extent permitted by applicable law, the Partnership, each Partner and each other Person bound by this Agreement hereby waives any claim or cause of action it may have against any Subject Person any breach of any fiduciary duty to the Partnership, any Subsidiary or any Partner. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Subject Person shall be liable to the Partnership, the Partners or any other Person bound by this Agreement for any actions taken in reliance upon the provisions of this Agreement.
6.5Indemnification; Insurance; Exculpation. The Partnership hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted by law, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Partnership to provide broader indemnification rights than the Partnership is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person by reason of the fact that such Person is or was serving as the General Partner (or current or former member, manager, director, employee, agent or representative of the General Partner or, solely to the extent determined by the General Partner, the Partnership or its Subsidiaries), current or former officer of the Partnership or Partnership Representative (or Designated Individual); provided that (a) such Indemnified Person acted within the authority granted by this Agreement in good faith in a manner that such Indemnified Person, to the extent required by this Agreement, believed was in or not opposed to the best interests of the Partnership and its Subsidiaries and (b) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to (i) such Indemnified Person’s fraud, willful misconduct or knowing violation of law, (ii) any transaction from which such Person derived an improper personal benefit or (iii) for any intentional and material breach of any representations, warranties or covenants by such Indemnified Person contained in this Agreement or in any other agreement with the Partnership or its Subsidiaries ((i)-(iii), each an “Indemnified Person Breach”). Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending an Action shall be paid by the Partnership in advance of the final disposition of such Action, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Partnership. The foregoing rights to indemnification conferred in this Section 6.5 are not exclusive of any other rights, shall inure to the benefit of the successors, heirs, executors and administrators of Indemnified Persons, and continue in effect regardless of whether an Indemnified Person continues to serve in the capacity in which the Indemnified Person is entitled to indemnification hereunder. No amendment or repeal of this_ Section 6.5 shall apply to or have any effect on a Person’s rights under this Section 6.5 with respect to any act or omission occurring prior to such amendment or repeal. The Partnership shall maintain liability insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in this Section 6.5 whether or not the Partnership would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 6.5. Such liability insurance policy shall be in an amount and on terms and conditions determined by the General Partner in good faith. The Partnership hereby acknowledges and agrees that (x) it is the indemnitor of first resort and (y) it irrevocably waives, relinquishes and releases any and all claims for contribution, subrogation or any other recovery of any kind in respect of any obligations arising under this Section 6.5. No Indemnified Person shall be liable, whether directly or indirectly, in contract, tort or otherwise, to the Partnership or any Partner with respect to any act or failure to act by such Indemnified Person in connection with the business and affairs of the Partnership or any of its Subsidiaries, so long as such act or failure to act by such Indemnified Person did not constitute an Indemnified Person Breach. Notwithstanding anything in this Agreement to the contrary, each of the Indemnified Persons are intended express third party beneficiaries of Section 6.5 and shall be entitled to enforce such provision.
6.6Relationship of the General Partner, the Partnership and Others. Except as otherwise specifically provided herein, the General Partner is and may be affiliated with other Persons and, subject to any limitations stated herein, each of the General Partner, its affiliates, and its owners, managers, directors, officers and employees may have business interests and engage in business activities in addition to those connected with the Partnership, which interests and activities may be similar to or different from those of the Partnership and may include acquiring interests as an owner, Partner, partner, stockholder, or otherwise in other entities. In conducting business activities or acquiring business interests whether different from or similar to those of the Partnership, the General Partner, and its affiliates and its respective owners, managers, directors, officers and employees shall, except as specifically provided to the contrary herein, be under no duty or obligation to make business opportunities available to the Partnership.
ARTICLE VII
LIMITED PARTNERS
7.1No Right to Bind the Partnership. No Limited Partner has the power or right to “participate in the control of the business” (within the meaning of the Act) of the Partnership or to bind the Partnership. Any act of a Limited Partner in contravention of this Section 7.1 shall be null and void and without force or effect.
7.2Voting Rights. All Class A Partners shall be entitled to one (1) vote per Class A Interest and on any matter submitted to a vote of the Class A Partners in accordance with and in the manner provided by this Agreement or the Act (unless such voting is expressly restricted or prohibited herein). No Limited Partners other than the Class A Partners have any voting rights except to the extent required by the Act.
7.3Meetings.
(a)Right of Partners to Call a Meeting. Meetings, if any, of the Partners may be called in accordance with this Section 7.3 by the General Partner, the GP Investor or the AF Investor.
(b)Notice of Meetings. The Partnership and the General Partner on behalf of the Partnership, shall provide notice to all Class A Partners of a proposed meeting of the Partners. Such notice shall state the time, date and purpose or purposes of the proposed meeting and shall be given to the Class A Partners in a manner that causes it to be received by each Class A Partner no later than ten (10) days, and no earlier than sixty (60) days, prior to the meeting.
(c)Waiver of Notice. Any notice required to be given to any Partner under the Act or this Agreement may be waived in writing (either before or after the meeting) by the Partner entitled to such notice. A Partner’s attendance at a meeting shall also constitute a waiver of any required notice to him of the meeting, unless the Partner at the beginning of the meeting objects to holding the meeting or transacting particular business at the meeting. Any action taken at a meeting of the Partners at which proper notice was not given to all Class A Partners or which Class A Partners who did not receive proper notice did not waive such notice requirement in accordance with this Section 7.3(c) shall be null and void and of no effect whatsoever.
(d)Place of Meetings; Quorum; Organization; Costs. All meetings of the Partners shall be held at the principal office of the Partnership unless the General Partner designates another place for the meeting. A Supermajority Interest shall be required to constitute a quorum at all meetings of the Partners. The costs of calling and holding meetings of the Partners shall be paid by the Partnership.
(e)Manner of Acting; Voting; Proxies. Except as otherwise provided in this Agreement or by law, the act of a Supermajority Interest shall be the act of the Partners. At all meetings of the Partners and in all written consents executed in lieu thereof in accordance with Section 7.3(g), a Limited Partner may vote in person or by proxy executed in writing by such Limited Partner and exercised by such Limited Partner’s duly authorized representative.
(f)Participation by Conference Telephone. Any one or more Partners may participate in a meeting of the Partners by means of a conference telephone or similar communication device that allows all persons participating in the meeting to simultaneously hear each other during the meeting, and such participation in the meeting shall be the equivalent of being present in person at such meeting.
(g)Action by Partners Without a Meeting. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if one or more proposed written consents, setting forth the action so taken or to be taken (i) is signed by Partners possessing the votes necessary to Approve such action at a duly convened meeting of the Partners (or the duly authorized representative or representatives of any such Partner or Partners as provided by Section 7.3(e)), and (ii) such signed written consent is delivered to the General Partner to be included in the Partnership’s records. Action taken under this Section 7.3(g) shall be effective when all Partners needed to Approve such action (or such duly authorized representatives thereof) have signed the proposed written consent, unless the written consent specifies that it is effective as of an earlier or later date. The written consent (which may be signed in one or more counterparts) on any matter pursuant to this Section 7.3(g) has the same force and effect as if such matter was voted upon at a duly called meeting of the Partners and may be described as such in any document or instrument. The Partnership, and the General Partner on behalf of the Partnership, shall provide each Class A Partner who did not provide such written consent, a copy of such action promptly after the requisite approvals have been obtained.
7.4Protective Provisions. Notwithstanding anything contrary in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not do, either directly or indirectly by amendment, merger, consolidation or otherwise, any of the following without first obtaining the Approval of a Supermajority Interest, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
(a)amend, alter, modify, repeal or waive any provision of this Agreement or the Certificate;
(b)create, or authorize the creation of, or issue or obligate itself to issue any Interests or other Equity Securities, other than those Interests authorized or contemplated to be authorized under Section 3.1(b), or issue any Interests or other Equity Securities at price per interest below per interest Book Value at such time;
(c)make any change to the Business of the Partnership or its Subsidiaries or enter into (in respect of the Partnership) or authorize entry by its Subsidiaries, as the case may be, into any new lines of business;
(d)incur indebtedness (other than ordinary course trade payables) for the Partnership or its Subsidiaries at any time, guarantee, assume or endorse the obligations of any other Person, mortgage or pledge any assets, incur any liens, or otherwise agree to any amendment of any agreement or instrument relating to the foregoing, except to the extent approved or authorized in the Budget;
(e)make any loan, advance or capital contribution to or in any Person or entity, except to the extent approved or authorized in the Budget;
(f)appoint or remove the Partnership’s Independent Accountant or make or amend any tax election or modify any accounting or tax policies (other than as required by GAAP);

(g)enter into, amend in any material respect, waive or terminate any agreement, arrangement or understanding between the Partnership and any Partner or any affiliate of a Partner or any officer of the Partnership;
(h)enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets), by the Partnership or its Subsidiaries, of any assets and/or equity interests (other than in the ordinary course of business consistent with past practice or as contemplated in the Budget);
(i)establish any new Subsidiaries or enter into any joint venture or similar business arrangement;
(j)settle any Action or otherwise assume any liability with a value in excess of $500,000 or agree to the provision of any equitable relief;
(k)prior to the Purchase Option Termination Date, initiate or consummate an Exit Event;
(l)make any investments in excess of $250,000;
(m)approve any business plan or Budget or any modifications to or material deviations from an existing business plan or Budget;
(n)appoint or remove any executive officer of the Partnership or any of its Subsidiaries or make or approve any change to the terms of their employment or compensation, including any equity incentive arrangements;
(o)adopt any material changes in underwriting policies, guidelines or standards; or
(p)effect any Dissolution Event or make any voluntary bankruptcy, insolvency or similar filing in respect of the Partnership.
7.5No Right to Partition. No Partner shall have the right to seek or obtain partition by court decree or operation of law of any the Partnership property, or the right to own or use particular or individual Partnership Assets.
7.6Limited Partner Expenses. Except as expressly (y) set forth in this Agreement (including Section 6.3) or (z) agreed by the General Partner in writing, each Limited Partner shall bear its own costs, expenses and losses associated with its participation in the Partnership, including its costs, expenses and losses associated with: (a) evaluating, consummating, monitoring and maintaining its investment in the Partnership; (b) satisfying its obligations under this Agreement; (c) assessing and responding to requests by the General Partner for consents, approvals, amendments to this Agreement and similar matters; (d) Taxes and other governmental charges; (e) legal, accounting, tax, financial and other professional advice and services; and (f) compliance with applicable law.

ARTICLE VIII
BOOKS AND RECORDS
8.1Books and Records. The Partnership, and the General Partner on behalf of the Partnership, shall maintain at the Partnership’s principal place of business separate books of accounts which shall show a complete and accurate record of the assets, liabilities, operations, transactions and financial condition of the Partnership and each of its Subsidiaries, including the costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of, and transactions by, the Partnership and the operation of its business and affairs in accordance with both (a) GAAP and (b) federal income tax accounting rules as provided in this Agreement.
8.2Financial Statements.
(a)The Partnership shall furnish the Investors with: (i) within one hundred twenty (120) days after the end of each Fiscal Year of the Partnership, a consolidating and consolidated balance sheet of the Partnership and its Subsidiaries as of the end of such Fiscal Year and the related consolidating and consolidated statements of income and cash flows for the Fiscal Year then ended (the “Audited Financials”), prepared in accordance with GAAP and audited by the Partnership’s independent public accountants (the “Independent Accountant”); (ii) within forty-five (45) days after the end of each fiscal quarter, a consolidating and consolidated balance sheet of the Partnership and its Subsidiaries and the related consolidating and consolidated statements of income and cash flows, unaudited but prepared in accordance with GAAP and certified by the Chief Financial Officer of the General Partner, or such other officer as determined by the General Partner, such consolidating and consolidated balance sheet to be as of the end of such quarter and such consolidating and consolidated statements of income and cash flows to be for such quarter and for the period from the beginning of the Fiscal Year to the end of such quarter, in each case with comparative statements for the prior Fiscal Year; (iii) within thirty (30) days after the end of each month in each Fiscal Year (other than the last month in each Fiscal Year), a consolidating and consolidated balance sheet of the Partnership and its Subsidiaries and the related consolidating and consolidated statements of income and cash flows, unaudited but prepared in accordance with GAAP (except, in the case of monthly and quarterly financial statements, for the lack of footnotes and subject to normal year-end adjustments) and certified by an authorized officer of the Partnership or the General Partner, such consolidating and consolidated balance sheet to be as of the end of such month and such consolidating and consolidated statements of income and cash flows to be for such month and for the period from the beginning of the Fiscal Year to the end of such month, in each case with comparative statements for the prior Fiscal Year; and (iv) from time to time, such other information regarding the business, financial condition, operations, property or affairs of the Partnership and its Subsidiaries as the GP Investor or AF Investor may reasonably request.
(b)Not later than forty-five (45) days prior to the end of each Fiscal Year, the General Partner shall prepare a budget for the succeeding Fiscal Year (any budget

Authorized pursuant to this Section 8.2(b), a “Budget”). The proposed Budget shall be prepared on an aggregate basis for the Partnership Group and include reasonable detail, including projected income statements, cash flows and balance sheets, on a monthly basis, for the applicable Fiscal Year, together with underlying assumptions.
8.3Partner Register. The Partnership shall maintain at its principal offices a register listing the names, addresses and business telephones of all Partners and Assignees, the number of Interests (and class of each) held by each Partner or Assignee , and a description of all Transfers made thereof, and any other relevant information pertaining to the equity ownership of the Partnership. Such register shall be readily available to the Class A Partners, and updated at least quarterly to reflect changes with respect to the information reported therein; provided that, for the avoidance of doubt, each Class P Partner shall only have access to the information pertaining its direct equity ownership in the Partnership and shall not have access to any information set forth on the register pertaining to the information of the other Partners (including Schedule A).
8.4Tax Returns and Information. The Partnership, and the General Partner on behalf of the Partnership, shall file all tax returns that the Partnership is required to file to be prepared and timely filed (including extensions) with the appropriate authorities. The Partnership, and the General Partner on behalf of the Partnership, shall use reasonable best efforts, subject to the availability of information, to deliver to each Partner within ninety (90) days after the end of each Fiscal Year or a Sale of the Partnership estimated information pertaining to the Partnership and its operations for the previous Fiscal Year that is necessary for the Partners to prepare their respective U.S. federal and state income tax returns for said Fiscal Year, and within two hundred forty (240) days after the end of each Fiscal Year or a Sale of the Partnership, the Partnership, and the General Partner on behalf of the Partnership, shall deliver to each Partner final information pertaining to the Partnership and its operations for the previous Fiscal Year that is necessary for the Partners to accurately prepare their respective U.S. federal and state income tax returns for said Fiscal Year. The Partnership, and the General Partner on behalf of the Partnership, shall also use commercially reasonable efforts, subject to the availability of information, to promptly provide to the Class A Partners such other information as is requested by the Class A Partners in connection with any tax filing, payment or reporting obligations.
8.5Confidentiality. Each Partner shall treat and hold as confidential (and shall not disclose to, distribute to or share with any other Person (whether an Affiliate or otherwise)), and shall not use (except solely with respect to monitoring its investment in the Partnership, making investment decisions with respect to the Partnership and except for any Partner that is also an employee of any Subsidiary who may use such information in connection with performing such Person’s duties as an employee of such Subsidiary and the General Partner in connection with the performance of its obligations hereunder), any and all information relating to the Partnership, its Subsidiaries and their businesses (the “Confidential Information”), except: (a) as required by law or administrative process, (b) for information which is generally available to the public other than as a result of a breach of this Section 8.5 or other act or omission of any of the Partners or any of their respective Affiliates, (c) with respect to an Investor, where the disclosure is regarding return on investment and similar information, including in connection with its communications with its direct and indirect investors and its marketing efforts and (d) for information that is lawfully acquired by a Partner from a third party without, to the knowledge of such Partner, the source thereof being in breach of an applicable confidentiality obligation in favor of the Partnership or its Subsidiaries. In the event that any Partner or any of its Affiliates is requested or required by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Person shall notify the Partnership promptly of the request or requirement (where legally permitted) so that the Partnership may (at its sole expense) seek an appropriate protective order or waive compliance with the provisions of this Section 8.5. If, in the absence of a protective order or the receipt of a waiver hereunder, any Partner or any of its Affiliates is, on the advice of counsel, compelled to disclose any Confidential Information, such Person may disclose the portion of the Confidential Information so required to be disclosed; provided, that such disclosing Person shall use its reasonable efforts to obtain, at the request of the Partnership and at its sole expense, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Partnership shall designate.
8.6Access. The Partnership will give the Investors and its representatives reasonable access to the offices, properties, books and records of the Partnership; provided that any such access shall be during normal business hours on reasonable notice and shall not unreasonably interfere with the conduct of the Partnership’s business.
8.7Copies of Agreement. The Partnership shall, within five (5) Business Days after receipt of a written request of any Partner for a copy of this Agreement or the Certificate, distribute to the requesting Partner a copy thereof; provided, that the Partnership shall have no obligation to deliver, and no Partner holding exclusively Class P Interests shall have any right to request, a copy of Schedule A.
8.8Insurance. The Partnership shall maintain, at its expense, with responsible and reputable insurance companies or associations, insurance in such amounts and covering such risks as the General Partner reasonably deems advisable, including, but not limited to, directors and officers liability insurance.
ARTICLE IX
TRANSFERS OF INTERESTS; WITHDRAWAL
9.1Restrictions on Transfer. No Partner shall Transfer all or any portion of such Partner’s Interests now owned or hereafter acquired by such Partner, except as permitted in Section 9.2.
9.2Permitted Transfers. Notwithstanding anything herein to the contrary the restrictions on Transfer in Section 9.1 shall not apply to:
(a)any Transfer by a Partner of all or any part of its Interests to a Permitted Transferee of such Partner;
(b)prior to the later of the Purchase Option Termination Date or the expiration of the AF Purchase Option Closing Period (if applicable), any Transfer by a Partner of all or any part of its Interests to a Person that is not a Permitted Transferee of such Partner; provided, that (i) any such Transfer shall require the prior written consent of each of the GP Investor and the AF Investor (so long as each remains a Class A Partner hereunder) and (ii) any such Transfer shall be subject to the provisions of Section 9.3;
(c)following the later of the Purchase Option Termination Date or the expiration of the AF Purchase Option Closing Period (if applicable), and, provided that (i) no rights pursuant to Section 10.3 or Section 10.4 have been exercised by either the GP Investor or the AF Investor prior to notice of such proposed Transfer (unless such rights have terminated in accordance with Section 10.3(c)(iv)) and (ii) the GP Investor, or the AF Investor, as applicable, who proposes to Transfer Interests in accordance with this Section 9.2(c) has provided the other Investor with a reasonable opportunity to make a bonafide offer to purchase such Interests prior to proceeding with such proposed Transfer, any Transfer by either the GP Investor or the AF Investor of all or any part of its Interests to a Person that is not a Permitted Transferee of such Partner; provided, that any such Transfer shall be subject to the provisions of Section 9.3;
(d)following the later of the Purchase Option Termination Date or the expiration of the AF Purchase Option Closing Period (if applicable), any Transfer by a Partner (other than the GP Investor or the AF Investor) of all or any part of its Interests to a Person that is not a Permitted Transferee of such Partner; provided, that (i) any such Transfer shall require the prior written consent of the GP Investor and the AF Investor and (ii) any such Transfer shall be subject to the provisions of Section 9.3;
(e)any Transfer by a Partner of all or any part of its Interests pursuant to an IPO or a Sale of the Partnership; provided, that, any Transfer by a Partner of all or any part of its Interests pursuant to a Sale of the Partnership shall be subject to the provisions of Section 9.3;
(f)any Transfer by a Partner of all or any part of its Interests pursuant to an AF Purchase Option Sale;
(g)any Transfer by a Partner of all or any part of its Interests pursuant to a Buy Right Sale or Sell Right Sale;
(h)any Transfer by a Partner of all or any part of its Interests pursuant to the exercise of such Partner’s tag-along rights pursuant to Section 9.3 or pursuant to such Partner’s obligations in a Drag Sale pursuant to Article X; and
(i)any Transfer by a Partner of all or any part of its Interests pursuant to Section 9.8.
provided that in the case of a Transfer pursuant to clause (a) or (b) above, the Transferee shall have entered into a Joinder Agreement providing that all Interests so Transferred shall continue to be subject to all provisions of this Agreement as if such Interests were still held by such transferring Partner. Notwithstanding anything herein to the contrary or any failure by a Transferee under this Section 9.2 to execute a Joinder Agreement for purposes of making such

Transferee a party hereto binding such Transferee and subject to all of the terms and conditions hereof, and admitting such Transferee as a Partner to the Partnership, such Transferee shall take any Interests so Transferred subject to all provisions of this Agreement as if such Interests were still held by the Partner making such Transfer, whether or not they so agree in writing, to the extent that such Transferee defaults on any obligations in respect of any such Class A Interests so Transferred.
9.3Tag-Along Rights. In the event that a Partner proposes to Transfer all or any of such Partner’s Interests (other than to a Permitted Transferee of Partner), unless such Transfer constitutes a Drag Sale pursuant to Section 10.4(a) (a “Tag Sale”), the Partner may, subject to any additional consent rights applicable under Section 9.2(b), Transfer such Interests only pursuant to and in accordance with the following provisions of this Section 9.3.
(a)Tag-Along Notice. The Partner who proposes to Transfer all or any of such Partner’s Interests in a Tag Sale (the “Initiating Partner”) shall provide written notice (the “Tag Sale Notice”) to each Partner of such Partner’s right to participate in the Tag Sale on a pro rata basis with the Initiating Partner (the “Tag-Along Right”), which Tag Sale Notice shall set forth all of the terms of the Tag Sale (including price, the number and class of Interests that the Initiating Partner proposes to Transfer in such Tag Sale). To the extent any Partner exercises such Partner’s Tag-Along Right in accordance with this Section 9.3, the number of Interests that the Partner may Transfer in such Tag Sale shall be correspondingly reduced.
(b)Tag-Along Acceptance. Each Partner shall have the right to exercise its Tag-Along Right by giving written notice of such Partner’s intent to participate (the “Tag-Along Acceptance Notice”) to the Initiating Partner within twenty (20) days after receipt by such Partner of the Tag Sale Notice (the “Tag-Along Election Period”). Each Tag-Along Acceptance Notice shall indicate the maximum number of Interests as specified in the Tag Sale Notice that such Partner wishes to sell in the Tag Sale. Each Partner that delivers a Tag-Along Acceptance Notice is referred to herein as a “Tagging Partner.”
(c)Allocation of Interests. Each Tagging Partner shall have the right to sell a portion of its Interests in such Tag Sale equal to the lesser of (i) the number of Interests as to which such Tagging Partner elected to sell as set forth in such Tagging Partner’s Tag- Along Acceptance Notice and (ii) such Tagging Partner’s Tag-Along Fraction (as defined below). For the purposes of this Section 9.3, each Tagging Partner’s “Tag-Along Fraction” shall be equal to the product obtained by multiplying (A) the number of Interests set forth in the Tag Sale Notice by (B) a fraction, (x) the numerator of which is the Percentage Interest of such Tagging Partner, and the denominator of which is the sum of the Percentage Interests of all Tagging Partners and the Initiating Partner(s).
(d)Tag-Along Closing. Within ten (10) calendar days after the end of the Tag-Along Election Period, the Initiating Partner shall promptly notify each Tagging Partner of the number of Interests held by such Tagging Partner that will be included in the sale and the date on which the Tag Sale will be consummated, which shall be no later than the later of (i) thirty (30) calendar days after the end of the Tag-Along Election Period and (ii) the satisfaction of any governmental approval or filing requirements, if any. Each Tagging Partner may effect its participation in any Tag Sale hereunder by delivery to the purchaser in such Tag Sale, or to the Initiating Partner for delivery to such purchaser, of one or more instruments or agreements, properly endorsed for transfer, representing the Interests being sold by such Tagging Partner in such Tag Sale. At the time of consummation of such Tag Sale, the purchaser in such Tag Sale shall remit directly to each Tagging Partner its portion of the aggregate price payable pursuant to the Tag Sale (at a price per Class A Interest equal to the amount per Class A Interest payable in connection with such Tag Sale and a price per each Class P Interest, determined based on a hypothetical Distribution pursuant to ARTICLE V whereby a holder of Class A Interests would be entitled an amount per Class A Interest as is payable in connection with such Tag Sale, in connection with such hypothetical Distribution). Except as provided in the immediately preceding parenthetical, the Initiating Partner and each Tagging Partner shall be entitled to the same form of consideration, payment terms and security in connection with any transaction effected in accordance with this Section 9.3; provided that no Tagging Partner shall be entitled to sell any Equity Security in such Tag Sale, other than Interests; provided further, that if such consideration consists in whole or in part of securities that are unregistered and the issuance of such securities to any Tagging Partner would not satisfy the Securities Requirement, the Initiating Partner may elect to cause to be paid to such Tagging Partner an amount in cash equal to the Fair Market Value of such securities that would otherwise be issuable to such Tagging Partner in lieu of such securities. To the extent that any purchaser in a Tag Sale refuses to purchase all of the Interests from the Tagging Partners pursuant to the exercise of their rights under this Section 9.3, the Initiating Partner shall not sell to such purchaser any Interests unless and until, simultaneously with such sale, the Initiating Partner purchases such Interests from the Tagging Partners in accordance with this Section 9.3.
(e)Liability of Tagging Partners. No Tagging Partner shall be required to make any representations or warranties in connection with such Tag Sale (other than with respect to title to the Interests being Transferred and customary due authority, no-conflict and enforceability representations and warranties relating only to such Tagging Partner which shall be made individually by such Tagging Partner on a several basis). No Tagging Partner shall be subject to any liability in connection with a Tag Sale unless (i) such Tagging Partner will only be severally liable for its pro rata share of any damages owed to the purchaser in such Tag Sale and will in no event be liable with respect to any representation, warranty or covenant made by or in respect of any other Person other than the Partnership or such Tagging Partner, (ii) such Tagging Partner’s liability with respect to all representations, warranties and indemnities does not exceed the value of the consideration received by such Tagging Partner upon the consummation of such Tag Sale, (iii) the Initiating Partner is subject to representations, warranties and covenants at least as onerous as these to which such Tagging Partner is subject and (iv) such Tagging Partner is not required to enter into any non-competition, non-solicitation or similar obligation.

(f)Sale to Third Party. Any Interests owned by the Initiating Partner that are the subject of the Tag Sale Notice and that the Initiating Partner desires to Transfer following compliance with this Section 9.3 may be sold only during the period specified in Section 9.3(d) and only on terms no more favorable to the Initiating Partner than those contained in the Tag Sale Notice. Promptly after such Transfer, the Initiating Partner shall notify the General Partner, which in turn shall promptly notify each Class A Partner, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by such Partner. Prior to the effectiveness of any Transfer in a Tag Sale under this Section 9.3, the purchaser in such Tag Sale shall have entered into a Joinder Agreement for purposes of making such purchaser a party hereto binding such purchaser and subject to all of the terms and conditions hereof, and admitting such purchaser as a Partner to the Partnership. In the event that the Tag Sale is not consummated within the period required by Section 9.3(d) or the purchaser fails timely to remit to the Tagging Partners their portion of the sale proceeds, any Transfer of Interests pursuant to such Tag Sale shall be in violation of the provisions of this Agreement unless the Initiating Partner sends a new Tag Sale Notice and once again complies with the provisions of ARTICLE IX with respect to such Tag Sale.
9.4Code Section 7704 Safe Harbor. Unless and until and IPO Restructuring shall have taken place pursuant to Section 12.4, in order to permit the Partnership to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Interest or other economic interest shall be permitted or recognized by the Partnership or the General Partner (within the meaning of Treasury Regulations Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Partnership to have more than one hundred (100) partners (within the meaning of Treasury Regulations Section 1.7704-1(h), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3)).
9.5Effect of Prohibited Transfers. If any Transfer by a Partner of all or any part of its Interests is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Partnership and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law), and the right to refuse to recognize any Person to whom a Transfer is made in violation of this Agreement as one of its Partners for any purpose.
9.6Withdrawal of Partners. Except as provided herein, a Partner shall have no right to withdraw from the Partnership or withdraw such Partner’s capital from the Partnership.
9.7Interests of Transferees. A Partner or Assignee (the “Transferee”) who acquires all or part of the Interest of another Partner or Assignee (the “Transferor”) shall be treated for purposes of this Agreement as having made all Capital Contributions and received all allocations under ARTICLE IV and all Distributions prior to the date of such Transfer with respect to that portion of the Transferor’s Interest so acquired by such Transferee.

9.8Specified Call Right. If any action or inaction by either the AF Investor or GP Investor as Class A Partners results in a Specified Call Event (following the occurrence of such Specified Call Event in respect of such Investor, the “Defaulting Partner”), the other such Investor (the “Specified Call Purchaser”) will have the right, but not the obligation, to purchase all or any part of the Interests of the Defaulting Partner at the lesser of (i) such Investor’s aggregate Capital Contributions in respect of such Interests and (ii) the fair market value of such Interests, as determined by the General Partner, in its sole discretion, based on a hypothetical liquidation of the Partnership whereby the Partnership had sold its assets for their fair market value, paid its obligations and liabilities (limited, in the case of nonrecourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities) and distributed the net proceeds to its Partners in accordance with ARTICLE V. Notwithstanding the foregoing, the Specified Call Purchaser may seek additional remedies against the Defaulting Partner under this Agreement or otherwise at law or equity. Following any purchase and sale pursuant to this Section 9.8, the Defaulting Partner shall provide reasonable transition support under the Transaction Documents (other than the Partnership Agreement); provided that the Specified Call Purchaser may terminate any Transaction Document with the Defaulting Partner at the Specified Call Purchaser’s election.
ARTICLE X
SALE OF PARTNERSHIP
10.1AF Investor Purchase Option.
(a)Exercise of Purchase Option. Subject to the conditions set forth in this Section 10.1, at any time commencing on the later of March 31, 2024 and the date on which the Audited Financials for the Fiscal Year ended December 31, 2023 are delivered to the Partnership by the Independent Accountant (the “Purchase Option Commencement Date”) until the nine (9) month anniversary of the Purchase Option Commencement Date (the “Purchase Option Termination Date” and the period from the Purchase Option Commencement Date until 5:00 p.m. EST on the Purchase Option Termination Date or such earlier date on which the AF Investor expressly waives, in writing, the AF Purchase Option, the “Option Exercise Period”), the AF Investor shall have the continuing option and right, but not an obligation, for it and any of its Affiliates to purchase from each of the other Partners and Assignees (the “Non-AF Holders”) all such Partners’ Interests and Assignees’ rights (the “AF Purchase Option”) and each Non-AF Holder shall be obligated to and shall sell all such Partners’ Interests and Assignees’ rights (the “Non-AF Interests”), subject, in each case, to the conditions set forth in this Section 10.1, to the AF Investor and its Affiliate, which Affiliates shall become a Partner hereunder
(b)Purchase Option Notice. During the Option Exercise Period, if the AF Investor, acting in its sole discretion, desires to exercise the AF Purchase Option, the AF Investor shall provide written notice to the other Partners of the AF Investor’s intention to exercise the AF Purchase Option and specifically for it and its Affiliates to purchase all of the Non-AF Interests from the Non-AF Holders for an aggregate purchase price equal to the Purchase Option Fair Market Value determined in accordance with Section 10.1(c)

(the “AF Purchase Option Notice”). The AF Purchase Option Notice shall be unconditional (subject to the terms of this Section 10.1) and irrevocable.
(c)Determination of Purchase Option Fair Market Value. As promptly as practicable, but no later than twenty (20) Business Days following delivery to the other Partners of the AF Purchase Option Notice, the AF Investor and the GP Investor shall engage Milliman, Inc. to promptly conduct and deliver a study (the “Milliman Reserves Study”) on the insurance reserves (the “Pre-Closing Reserves Amount”) of Bowhead Insurance Company, Inc., a wholly-owned Subsidiary of the Partnership (“Bowhead Insurance”) as of the immediately preceding quarter end (the “Quarter End Date”). Upon delivery of the Milliman Reserves Study, the AF Investor and GP Investor shall cooperate in good faith to determine the aggregate fair market value of the Non-AF Interests as of the Quarter End Date, based on a hypothetical liquidation of the Partnership in accordance with Section 12.2, after taking into account the results of the Milliman Reserves Study, and after consideration of all appropriate and reasonable factors which are reasonably likely to affect the sale price of the Non-AF Interests. In the event that the AF Investor and the GP Investor are unable to agree upon the aggregate value of the Non-AF Interests to be sold in connection with the AF Purchase Option, as determined in accordance with the previous sentence, within thirty (30) Business Days following receipt of the AF Purchase Option Notice, the AF Investor and the GP Investor shall engage a mutually agreed upon independent, nationally recognized investment banking, accounting or valuation firm (the “Valuation Firm”). Promptly following the engagement of the Valuation Firm, but no later than ten (10) days following the engagement of the Valuation Firm, each of the AF Investor and the GP Investor shall each submit a proposal to the Valuation Firm (and provide a copy to the other Investor), providing the proposed aggregate value of the Non-AF Interests to be sold in connection with the AF Purchase Option, based on a hypothetical liquidation of the Partnership in accordance with Section 12.2, along with all supporting documentation thereto (together, the “Investor Valuation Proposals”). Following delivery of the Investor Valuation Proposals, but no later than twenty-five (25) days following the engagement of the Valuation Firm, the AF Investor and the GP Investor shall have the option to submit a counterproposal to the Valuation Firm (and shall provide a copy to the other Investor), providing the proposed aggregate fair market value of the Non-AF Interests to be sold in connection with the AF Purchase Option, based on a hypothetical liquidation of the Partnership in accordance with Section 12.2, along with all supporting documentation thereto (each a “Investor Valuation Counterproposal”). Following receipt of the Investor Valuation Proposals, and, as applicable, the Investor Valuation Counterproposals, the Valuation Firm shall have the right to (i) meet with representatives of the AF Investor and GP Investor, either alone or together, as necessary to make a determination with respect to aggregate value of the Non-AF Interests to be sold in connection with the AF Purchase Option and (ii) request information and materials and to require and facilitate discovery as it shall determine is appropriate in the circumstances. No later than thirty (30) days after the delivery of the last Investor Valuation Proposal or Investor Valuation Counterproposal, or as otherwise agreed in writing by the AF Investor and the GP Investor, the Valuation Firm shall make a determination by selecting either Investor Valuation Proposal; provided, that if either the AF Investor or the GP Investor delivered an Investor Valuation Counterproposal, the Valuation Firm shall consider only the Investor Valuation Counterproposal delivered by such Investor, in lieu of its original Investor Valuation Proposal, by selecting the Investor Valuation Proposal, or, as applicable, the Investor Valuation Counterproposal, that as a whole is the most fair and reasonable in light of the totality of the circumstances, taking into account such factors as the Valuation Firm deems appropriate, including such earnings and other financial information of the Partnership and its subsidiaries for such time period as such firm deems appropriate, the potential value of Partnership Group taken as a whole, the prospects of the Partnership Group and the industries in which they operate, the general condition of the securities markets, the fair market value of securities of privately held companies engaged in businesses substantially similar to the Partnership Group, and the sale in an orderly sales process, with a willing buyer, willing seller and orderly transfer of insurance policies and other assets to a prospective buyer; provided that (i) the aggregate fair market value of the Non-AF Interests (A) shall be based on a hypothetical liquidation of the Partnership in accordance with Section 12.2 and (B) shall not take into account any minority or lack of liquidity discounts and (ii) the aggregate value of the Partnership Group as determined by the Valuation Firm shall not be (A) less than the Book Value of the Partnership Group at such time or (B) more than two and one half times (2.5x) the Book Value of the Partnership Group at such time. The Valuation Firm shall provide each of the AF Investor and the GP Investor with a written statement setting forth the Valuation Firm’s determination of the aggregate fair market value of the Non-AF Interests based on the foregoing (the “Purchase Option Fair Market Value”) and the basis of such determination in connection therewith. The decision of the Valuation Firm with respect to the Purchase Option Fair Market Value shall be final, binding and conclusive, absent manifest error, on all Partners and Assignees.
(d)Following the determination of the Purchase Option Fair Market Value, in connection with any purchase and sale of the Interests pursuant to this Section 10.1, all Partners and Assignees (other than the AF Investor) shall sell all the Interests held by such Partners and Assignees to the AF Investor at a closing to be held no later than one hundred twenty (120) days following the determination of the Purchase Option Fair Market Value (“AF Purchase Option Closing Period”); provided, however, that, if the parties have not obtained required approvals or consents from any Governmental Authority and the failure to obtain such approvals or consents would prohibit the consummation of the closing, then the closing may be delayed until a date that is no later than one hundred and twenty (120) days following the end of the AF Purchase Option Closing Period. At such closing, the Partners and Assignees (other than the AF Investor) shall transfer to the AF Investor all of their Interests, free and clear of all liens and encumbrances, other than liens and encumbrances as a result of federal or state securities laws or as set forth in this Agreement and the AF Investor shall pay to each Partner and Assignee, by wire transfer of immediately available funds, to accounts designated by each holder of Interests, the purchase price for such Interests (subject to Section 10.1(f)), determined in accordance with Section 10.1(e) (the “AF Purchase Option Sale”), together with the AF Class P Contribution Amount. The “AF Class P Contribution Amount” shall equal the AF Investor’s Pro Rata Share of the amounts due to the holders of Class P Interests in respect of the AF Purchase Option Sale, which amount will be calculated based on the implied value of the Company derived from the Purchase Option Fair Market Value. The AF Class P Contribution Amount will be payable from time to time as the holders of Class P Interests are entitled to payment, and the AF Investor agrees that it will include such amount as determined in good faith by the GP Investor from time to time in connection with each payment of the purchase price due from the AF Investor.
(e)In furtherance of the foregoing, in connection with the purchase and sale of any Interests pursuant to this Section 10.1, each Partner and Assignee (other than the AF Partner), shall sell all such Interests held by such Partners and Assignees to the AF Investor in accordance with Section 10.4, in each case, at a price per Class A Interest and a price per each Class P Interest, determined based on hypothetical Distribution pursuant to ARTICLE V, under which the Non-AF Interests receive aggregate consideration equal to the Purchase Option Fair Market Value.
(f)Notwithstanding anything contained in this Agreement to the contrary, each Partner and Assignee agrees that in connection with a AF Purchase Option Sale, seventy-five percent (75%) of the Purchase Option Fair Market Value shall be paid to the holders of Non-AF Interests (in accordance with ARTICLE V) at the closing of the AF Purchase Option Sale and twenty-five percent (25%) of the Purchase Option Fair Market Value shall be placed in a third party escrow account, mutually agreed upon by the AF Investor and the GP Investor (the “Escrowed Purchase Option Consideration”). The parties hereto agree that for U.S. federal, state and local and non-U.S. tax purposes: (i) the right of the Non-AF Holders to the Escrowed Purchase Option Consideration shall be treated as deferred contingent purchase price for the purchase and sale of the Non-AF Interests eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of non-U.S., state or local law; (ii) the AF Investor shall be treated as the owner of the Escrowed Purchase Option Consideration, and all interest and earnings earned from the investment and reinvestment of funds in the Escrowed Purchase Option Consideration, or any portion thereof, shall be allocable to AF Investor pursuant to Section 468B(g) of the Code and Proposed Treasury Regulations Section 1.468B-8; and (iii) if and to the extent any amount of the Escrowed Purchase Option Consideration is actually distributed to the Non-AF Holders, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code. Notwithstanding anything contained in this Agreement to the contrary, at the request of the GP Investor following the receipt of the AF Purchase Option Notice, the parties shall cooperate in good faith to modify the terms of the amounts payable pursuant to this Section 10.2(f) (for example, by including a maximum cap on the amounts payable pursuant to this Section 10.2(f)), provided that any such modifications shall not result in terms that are less favorable to any party without the consent of any such party. On the three (3) year anniversary of the closing of the AF Purchase Option Sale, following a formal review and determination by Milliman Inc. of the insurance reserves of Bowhead Insurance as of such time, calculated using the same methodology and assumptions (to the extent applicable) used by Milliman Inc. in connection with the preparation of the Milliman Reserves Study (the “Post-Closing Reserves Amount”):
(i)in the event that the Post-Closing Reserves Amount is equal to the

Pre-Closing Reserves Amount, all of the Escrowed Purchase Option Consideration shall be released to the holders of Non-AF Interests (in accordance with ARTICLE V);
(ii)in the event that there is a positive reserves development, based on a comparison of the Post-Closing Reserves Amount and the Pre-Closing Reserves Amount, (A) all of the Escrowed Purchase Option Consideration shall be released to the holders of Non-AF Interests (in accordance with ARTICLE V) and (B) notwithstanding anything contained in this Agreement to the contrary (including ARTICLE V), the AF Investor shall pay, by wire transfer of immediately available funds, to the Non-AF Holders of Class A Interests an aggregate amount equal to the Additional Purchase Option Consideration, pro rata in proportion to the number of Class A Interests held by such holders; and
(iii)in the event that there is a negative reserves development, based on a comparison of the Post-Closing Reserves Amount and the Pre-Closing Reserves Amount, (A) the lesser of an amount equal to (y) the Adjusted Purchase Option Consideration Reduction and (z) the Escrowed Purchase Option Consideration shall be released from the escrow account to AF Investor and (B) the remainder of the Escrowed Purchase Option Consideration, if any, shall be released to the holders of Non-AF Interests (in accordance with ARTICLE V).
(g)In the event that the AF Investor initiates an AF Purchase Option Sale that is not subsequently consummated, the AF Investor will bear all fees and expenses incurred in connection therewith. In the event that the AF Investor initiates an AF Purchase Option Sale that is subsequently consummated, the holders of Non-AF Interests shall each bear their pro rata portion of such fees and expenses in connection with the consummation of such AF Purchase Option Sale.
10.2Exit Event. In the event that the AF Investor has not exercised the AF Purchase Option pursuant to Section 10.1 prior to the Purchase Option Termination Date, the Partnership, and the General Partner on behalf of the Partnership, may pursue and, subject to compliance with Section 7.4, consummate a Sale of the Partnership or an IPO (each an “Exit Event”) (or to pursue a “dual track” process whereby the Partnership pursues both a Sale of the Partnership and an IPO); provided that sixty (60) days prior to the initiation of the process related to an Exit Event (as evidenced by the engagement of outside financial advisors, consultants, accountants, attorneys and other advisors in connection with such Exit Event and/or formal discussions with any Independent Third Party in connection with a Sale of the Partnership), the Partnership provides written notice to the AF Investor of its intent to enter into a process related to an Exit Event and, following delivery of such notice, provides the AF Investor with thirty (30) days to provide the Partnership with a bonafide offer to acquire all of the Interests of the Partnership, which the General Partner will consider in good faith before commencing a process related to an Exit Event. In the event that the General Partner considers such bonafide offer and determines to proceed with a process related to an Exit Event and, subject to compliance with Section 7.4, consummate an Exit Event, the AF Investor agrees, in addition to any other obligations of the AF Investor set forth in this Agreement, to support the conclusion of the General Partner to pursue an IPO or a Sale of the Partnership to an Independent Third Party and to consent to, vote for and raise no objections against such Exit Event.
10.3Buy/Sell Option.
(a)On or after January 1, 2028, if (i) the AF Investor has not exercised the AF Purchase Option pursuant to Section 10.1 and (ii) no Exit Event has been consummated, then either the AF Investor or GP Investor may exercise the following buy rights set forth in Section 10.3(b) or sell rights set forth in Section 10.3(c) (the “Buy/Sell Rights”):
(b)Buy Rights.
(i)Either of the AF Investor or GP Investor, or an Affiliate thereof, (the “Initiating Partner”) shall have the right to provide the other such Partner (the “Responding Partner”) with written notice (a “Buy/Sell Notice”), which Buy/Sell Notice shall be irrevocable, and shall specify: (A) a description of the circumstances that triggered the delivery of such Buy/Sell Notice, and (B) the purchase price (which shall be payable exclusively in cash (unless otherwise agreed by the Responding Partner)) at which the Initiating Partner shall purchase all of the Interests of the Responding Partner (the “Buy-out Price”).
(ii)No later than seven (7) days following receipt of the Buy/Sell Notice (the “Buy/Sell Election Period”), the Responding Partner shall provide the Initiating Partner with written notice (a “Buy/Sell Election Notice”), which Buy/Sell Election Notice shall be irrevocable, specifying whether the Responding Partner will (a) accept the offer made in the Buy/Sell Notice or (b) elect not to sell at the Buy-out Price and make a counter-offer to purchase all of the Interests of the Initiating Partner at a price to be specified in such notice (but not less than 105% of the Buy-out Price, calculated on a per Class A Interest basis), payable exclusively in cash (unless otherwise agreed by the Initiating Partner) (the “Counter-Offer Price”). In the event the Responding Partner does not provide the Initiating Partner a timely response to the Buy/Sell Notice, the Responding Partner shall be deemed to have accepted the terms of the Buy/Sell Notice.
(iii)In the event the Responding Partner provides a counter-offer to the Buy/Sell Notice, no later than seven (7) days following receipt of the Buy/Sell Election Notice, the Initiating Partner shall provide the Responding Partner with written notice, which shall be irrevocable, specifying whether the Initiating Partner will (a) accept the counter-offer made at the Counter-Offer Price or (b) elect not to sell at the Counter-Officer Price and make a counter-offer to purchase all of the Interests of the Responding Partner at a price to be specified in such notice (but not less than 105% of the Counter-Offer Price, calculated on a per Class A Interest basis), payable exclusively in cash (unless otherwise agreed by the Responding Partner). This process shall continue until an offer is accepted by either the AF Investor or the GP Investor (such purchaser of Interests, the “Buying Partner” and the price to be paid per Class A Interest, the “Buy Right

Class A Interest Price”). If either the AF Investor or GP Investor fails to provide a timely response within the specified period, such Partner shall be deemed to have accepted the other Partner’s last offer.
(iv)In connection with any purchase and sale of the Interests pursuant to this Section 10.3(b), all Partners and Assignees (other than the Buying Partner) shall sell all such Interests held by such Partners and rights held by such Assignees to the Buying Partner at a closing to be held no later than one hundred twenty (120) days following the earlier of the acceptance of a purchase offer or the expiration of an election period pursuant to this Section 10.3(b) (“Buy Right Closing Period”); provided, however, that, if the parties have not obtained required approvals or consents from any Governmental Authority and the failure to obtain such approvals or consents would prohibit the consummation of the closing, then the closing may be delayed until a date that is no later than one hundred and twenty (120) days following the end of the Buy Right Closing Period. At such closing, the Partners and Assignees (other than the Buying Partner) shall transfer to the Buying Partner all of their Interests, free and clear of all liens and encumbrances, other than liens and encumbrances as a result of federal or state securities laws or as set forth in this Agreement and the Buying Partner shall pay to each Partner and Assignee, by wire transfer of immediately available funds, to accounts designated by each Partner or Assignee, the purchase price for such Interests, determined in accordance with Section 10.3(b)(v) (the “Buy Right Sale”), together with the Buying Partner Class P Contribution Amount. The “Buying Partner Class P Contribution Amount” shall equal the Buying Partner’s Pro Rata Share of the amounts due to the holders of Class P Interests in respect of the Buy Right Sale, which amount will be calculated based on the implied value of the Company derived from the Buy Right Class A Interest Price. The Buying Partner Class P Contribution Amount will be payable from time to time as the holders of Class P Interests are entitled to payment, and the Buying Partner agrees that it will include such amount as determined in good faith by the Partners and Assignees other than the Buying Partner from time to time in connection with each payment of the purchase price due from the Buying Partner.
(v)In furtherance of the foregoing, in connection with the purchase and sale of any Interests pursuant to this Section 10.3(b), each Partner and Assignee (other than the Buying Partner) shall sell all such Interests held by such Partners and Assignees to the Buying Partner in accordance with Section 10.4, in each case, at a price per Class A Interest equal to the Buy Right Class A Interest Price and a price per each Class P Interest, determined based on hypothetical Distribution pursuant to ARTICLE V whereby a holder of Class A Interests would be entitled to the Buy Right Class A Interest Price in respect of each Class A Interest held by such holder in connection with such hypothetical Distribution.
(c)Sell Rights.
(i)Either of the AF Investor or GP Investor (the “Offering Partner”)

shall have the right to provide the other such Partner (the “Offeree Partner”) with written notice (a “Sell Notice”), which Sell Notice shall be irrevocable, and shall specify the price and other terms pursuant to which the Offering Partner proposes to sell all its Interests to the Offeree Partner.
(ii)Upon receipt of the Sell Notice, the Offeree Partner shall have thirty (30) days (the “Sell Right Notice Period”) to elect to acquire all of the Offering Partner’s Interests by delivering written notice (the “Sell Right Exercise Notice”) to the Offering Partner indicating its desire to exercise its rights hereunder to purchase not less than all of the Offering Partner’s Interests on the same terms and conditions as are set forth in the Sell Notice. The Sell Right Exercise Notice, if delivered, shall be binding upon delivery and irrevocable by the Offeree Partner.
(iii)In the event the Offeree Partner does not elect to purchase all of the Offering Partner’s Interests on the terms set forth in the Sale Notice, or the Offeree Partner does not deliver a Sell Right Exercise Notice within the applicable Sell Right Notice Period, the Offering Partner shall thereafter be free to sell all or any part of its Interests to any Independent Third Party during the one hundred and eighty (180) day period following the expiration of the Sell Right Notice Period (which period may be extended by up to one hundred twenty (120) days to the extent reasonably necessary to obtain any required approvals or consents from any Governmental Authority in connection with the sale of such Interests), and the Independent Third Party shall be admitted as a substitute Partner in respect of such Interests.
(iv)In the event the Offeree Partner elects to purchase all of the Offering Partner’s Interests on the terms set forth in the Sale Notice (the price to be paid per Class A Interest, the “Sell Right Class A Interest Price”), in connection with the purchase and sale of such Interests pursuant to this Section 10.3(c), all Partners and Assignees (other than the Offeree Partner) shall sell all such Interests held by such Partners and rights held by such Assignees to the Offeree Partner at a closing to be held no later than one hundred twenty (120) days following the delivery of the Sell Right Exercise Notice (“Sale Right Closing Period”); provided, however, that, if the parties have not obtained required approvals or consents from any Governmental Authority and the failure to obtain such approvals or consents would prohibit the consummation of the closing, then the closing may be delayed until a date that is no later than one hundred and twenty (120) days following the start of the Sale Right Closing Period. At such closing, the Partners and Assignees (other than the Offeree Partner) shall transfer to the Offeree Partner all of their Interests, free and clear of all liens and encumbrances, other than liens and encumbrances as a result of federal or state securities laws or as set forth in this Agreement and the Offeree Partner shall pay to each Partner and Assignee, by wire transfer of immediately available funds, to accounts designated by each holder of Interests, the purchase price for such Interests, determined in accordance with Section 10.3(c)(v) (the “Sell Right

Sale”), together with the Offeree Partner Class P Contribution Amount. The “Offeree Partner Class P Contribution Amount” shall equal the Offeree Partner’s Pro Rata Share of the amounts due to the holders of Class P Interests in respect of the Sell Right Sale, which amount will be calculated based on the implied value of the Company derived from the Sell Right Class A Interest Price. The Offeree Partner Class P Contribution Amount will be payable from time to time as the holders of Class P Interests are entitled to payment, and the Offeree Partner agrees that it will include such amount as determined in good faith by the Partners and Assignees other than the Offeree Partner from time to time in connection with each payment of the purchase price due from the Offeree Partner.
(v)In furtherance of the foregoing, in connection with the purchase and sale of Interests pursuant to this Section 10.3(c), each Partner and Assignee (other than the Offeree Partner) shall sell all such Interests held by such Partners and Assignees, in accordance with Section 10.4, in each case, at a price per Class A Interest equal to the Sell Right Class A Interest Price and a price per each Class P Interest, determined based on hypothetical Distribution pursuant to ARTICLE V whereby a holder of Class A Interests would be entitled to the Sell Right Class A Interest Price in respect of each Class A Interest held by such holder in connection with such hypothetical Distribution.
(vi)If any Transfer pursuant to this Section 10.3(c) is not completed within one hundred and eighty days (180) days following the earlier of the acceptance of the Sell Right or the expiration of the Sale Right Notice Period (or an additional one hundred and twenty (120) days one hundred twenty (120) days to the extent reasonably necessary to obtain any required approvals or consents from any Governmental Authority in connection with the sale of such Interests), then any such Transfer may not be consummated without renewed compliance with all of the terms and conditions of this Section 10.3(c).
(d)Notwithstanding anything contained in this Section 10.3 to the contrary, following the consummation of a Transfer in accordance with Section 9.2 by either the AF Investor or the GP Investor in which the AF Investor, or the GP Investor, as applicable, has Transferred at least fifty percent (50%) of the Class A Interests held by such Investor as of the Effective Date, the rights of such Investor under this Section 10.3 shall be transferred in full to the holder of such Class A Interests that have been Transferred to such holder pursuant to Section 9.2, without further action by any Partner.
10.4Drag-Along.
(a)Drag-Along Events.
(i)Exercise of AF Investor Purchase Option. In the event that the AF Investor exercises its AF Purchase Option pursuant to Section 10.1, then, following the determination of the Purchase Option Fair Market Value pursuant to Section 10.1(c), subject to Section 10.4(c), each Partner (other than the AF

Investor) shall be obligated to and shall upon the written request of the AF Investor: (i) consent to, vote for and raise no objections against the AF Purchase Option Sale, (ii) waive any dissenters’ or appraisal rights and all other rights with respect to the AF Purchase Option Sale under the Act; (iii) further waive any potential claim, including any claim for breach of fiduciary duty but excluding any claim for failure to pay or otherwise distributes proceeds from such AF Purchase Option Sale in accordance with the terms of this Agreement, which it may have against the AF Investor, the other Class A Partners, the other Investors, the General Partner, any manager of the General Partner, the Partnership or any Affiliate of any of the foregoing to the extent arising out of or relating to the AF Purchase Option Sale; (iv) provide such other documents regarding such Partner as may be reasonably requested by the AF Investor in connection with such AF Purchase Option Sale, and (v) sell all of such Partner’s Interests or Assignee’s rights in connection with AF Purchase Option Sale.
(ii)Exercise of Buy/Sell Option. In the event that a Buy Right Sale pursuant to Section 10.3(b) or a Sell Right Sale pursuant to Section 10.3(c) is contemplated to be consummated, then, subject to Section 10.4(c), each Partner (other than Buying Partner or Offeree Partner, as applicable) shall be obligated to and shall upon the written request of the Buying Partner or Offeree Partner, as applicable: (i) consent to, vote for and raise no objections against the Buy Right Sale or Sell Right Sale, as applicable, (ii) waive any dissenters’ or appraisal rights and all other rights with respect to the Buy Right Sale or Sell Right Sale, as applicable, under the Act; (iii) further waive any potential claim, including any claim for breach of fiduciary duty but excluding any claim for failure to pay or otherwise distributes proceeds from such the Buy Right Sale or Sell Right Sale, as applicable, in accordance with the terms of this Agreement, which it may have against the Buying Partner or Offeree Partner, as applicable, the other Class A Partners, the other Investors, the General Partner, any manager of the General Partner, the Partnership or any Affiliate of any of the foregoing to the extent arising out of or relating to any Buy Right Sale or Sell Right Sale, as applicable; (iv) provide such other documents regarding such Partner as may be reasonably requested by the Buying Partner or Offeree Partner, as applicable, in connection with such Buy Right Sale or Sell Right Sale, as applicable, and (v) sell all of such Partner’s Interests or Assignee’s rights in connection with the Buy Right Sale or Sell Right Sale, as applicable.
(iii)Drag-Along Sale. Subject to compliance with Section 7.4 and Section 10.2, in the event that the General Partner determines to consummate a Sale of the Partnership to an Independent Third Party (a “Drag Sale”) and Authorizes a Drag Sale, then, subject to Section 10.4(c), each Partner shall be obligated to and shall upon the written request of the General Partner: (i) consent to, vote for and raise no objections against the Drag Sale or the process pursuant to which the Drag Sale is arranged, (ii) waive any dissenters’ or appraisal rights and all other rights with respect to the Drag Sale under the Act; (iii) further waive any potential claim, including any claim for breach of fiduciary duty but excluding any claim for failure to pay or otherwise distributes proceeds from such Drag Sale in accordance with the terms of this Agreement, which it may have against the General Partner, any manager of the General Partner, the Partnership, the Class A Partners, the Investors or any Affiliate of any of the foregoing to the extent arising out of or relating to any Drag Sale, including any General Partner Authorization thereof; (iv) provide such other documents regarding such Partner as may be reasonably requested by the General Partner in connection with such Drag Sale, and (v) if such Drag Sale is a sale of all of the Interests of the Partners and rights of the Assignees, agree to sell the same proportion of such Partner’s or Assignee’s Interests as is being sold by the holders of Class A Interests on the terms and conditions of such Drag Sale.
(b)Cooperation of Partners. Subject to Section 10.4(c), the Partners and Assignees shall take all reasonably necessary and desirable actions in connection with the consummation of any AF Purchase Option Sale, Buy Right Sale, Sell Right Sale or Drag Sale, as applicable, including the execution of such agreements and instruments and other actions reasonably necessary to (i) severally provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such AF Purchase Option Sale, Buy Right Sale, Sell Right Sale or Drag Sale, as applicable, and (ii) effectuate the allocation and distribution of the aggregate consideration upon the AF Purchase Option Sale, Buy Right Sale, Sell Right Sale or Drag Sale, as applicable, as set forth below.
(c)Satisfaction of Conditions. The obligations of the Partners and Assignees pursuant to Section 10.4(b) and Section 10.4(c) are subject to the satisfaction of the following conditions:
(i)Upon the consummation of the AF Purchase Option Sale, Buy Right Sale, Sell Right Sale or Drag Sale, as applicable, each of the Partners and Assignees shall receive with respect to such Partner’s or Assignee’s Interests (A) the same proportion of the aggregate consideration from such AF Purchase Option Sale, Buy Right Sale, Sell Right Sale or Drag Sale, as applicable, that such Partner or Assignee would have received if such aggregate consideration had been Distributed by the Partnership in the manner provided in Section 12.2 and (B) the same form of consideration as received by any other Partner; and
(ii)No Partner shall be required to make any representations or warranties in connection with such AF Purchase Option Sale, Buy Right Sale, Sell Right Sale or Drag Sale, as applicable (other than with respect to title to the Interests being Transferred and customary due authority, no-conflict and enforceability representations and warranties relating only to such Partner which shall be made individually by such Partner on a several basis). No Partner shall be subject to any liability or obligations in connection with AF Purchase Option Sale, Buy Right Sale, Sell Right Sale or Drag Sale, as applicable, unless (A) such Partner will only be severally liable for its pro rata share of any damages owed to the purchaser in such AF Purchase Option Sale, Buy Right Sale, Sell Right Sale

or Drag Sale, as applicable, and will in no event be liable with respect to any representation, warranty or covenant made by or in respect of any other Person other than the Partnership or such Partner and (B) such Partner’s liability with respect to all representations, warranties and indemnities does not exceed the value of the consideration received by such Partner upon the consummation of such AF Purchase Option Sale, Buy Right Sale, Sell Right Sale or Drag Sale, as applicable. No Partner shall be required to enter into any non-competition, non-solicitation or similar obligation in connection with such AF Purchase Option Sale, Buy Right Sale, Sell Right Sale or Drag Sale, as applicable.
ARTICLE XI
REGISTRATION RIGHTS
11.1Securities Subject to this Agreement.
(a)Registrable Securities. For the purposes of this Agreement, any Issuer’s Registrable Securities held by a specific holder will cease to be Registrable Securities (i) when a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective registration statement or (ii) during the period when the entire amount of such Registrable Securities held by such holder are or, in the opinion of counsel satisfactory to the Issuer and such holder each in their reasonable judgment, may be distributed to the public in a single sale pursuant to Rule 144 (or any successor provision then in force) under the Securities Act.
(b)Holders of Registrable Securities. A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record Registrable Securities, or holds an option to purchase, or a security convertible into, Registrable Securities, whether or not such acquisition or conversion has actually been effected. If the Issuer receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Issuer may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon exercise of an option or upon conversion of another security shall be deemed outstanding for the purposes of this ARTICLE XI. Each holder of Registrable Securities agrees to provide to the Partnership the name and address of any natural persons who directly hold equity securities of such holder, to the extent required by the Commission.
11.2Piggy-Back Registration. After the Purchase Option Termination Date, if the Issuer proposes to file a registration statement under the Securities Act with respect to an offering of Equity Securities by the Issuer for its own account or for the account of any holder of Equity Securities (including the IPO, or following the IPO, pursuant to a registration statement on Form S-3 (or any successor form) under the Securities Act, but expressly excluding any registration statement on Form S-4 or S-8 or any successor or other forms not available for registering Equity Securities for sale to the public), then the Issuer shall give written notice of such proposed filing to each holder of Registrable Securities included within the class of Equity

Securities proposed to be registered at least thirty (30) days before the anticipated filing date, and such notice shall describe in detail the proposed registration and distribution (including those jurisdictions where registration under the securities or blue sky laws is intended) and offer such holders the opportunity to register the number of Registrable Securities of such class as each such holder may request. Any holder of Registrable Securities may, by written notice to the Partnership given not later than fifteen (15) days after its receipt of the Partnership’s notice of such proposed filing, request that some or all of the Registrable Securities of such holder that are of the class proposed to be registered be included in such registration statement. If an underwritten offering, the Issuer shall use its reasonable best efforts, within ten (10) days of the notice provided for in the preceding sentence, to cause the Issuer’s Underwriter to permit the holders of Registrable Securities who have requested to participate in the registration for such offering to include such Registrable Securities in such offering on the same terms and conditions as the Equity Securities of the Issuer included therein, including execution of an underwriting agreement in customary form (provided, that, in connection with its obligations under the foregoing sentence, the Issuer shall not be required to reduce the number or amount of Equity Securities to be issued by it in any such offering to an amount which, in the opinion of the board of directors of the Issuer (or comparable authority if the Issuer is not a corporation), is below that which is necessary and in the best interests of the Issuer). Notwithstanding the foregoing, (a) if an underwritten offering and the Issuer’s Underwriter delivers a written opinion to the holders of Registrable Securities that marketing considerations require a limitation on the number of Equity Securities to be sold, then the amount of Equity Securities in excess of the amount to be registered for sale by the Issuer to be offered for the account of holders of Registrable Securities requesting registration pursuant to this Section 11.2 and by holders of Equity Securities exercising piggy back registration rights similar to the rights granted by this Section 11.2 shall be reduced pro rata based upon the number of Registrable Securities held by each holder to the extent necessary to reduce the total Equity Securities to be included in the offering to the amount recommended by the Issuer’s Underwriter, (b) the Issuer shall be under no obligation to effect any registration of Equity Securities pursuant to this Section 11.2 and may withdraw any such registration at any time and (c) if the Issuer is filing a registration statement under the Securities Act with respect to an offering of Equity Securities for the account of any Equity Securityholder, then the only holders of Registrable Securities entitled to participate in such registration shall be the Restricted Equityholders. The Issuer shall bear all Registration Expenses in connection with any registration pursuant to this Section 11.2, whether or not such registration becomes effective.
11.3Lock-Up Agreement. If requested by the Partnership or any managing underwriter of securities of the Partnership, none of the holders of Registrable Securities shall sell or otherwise transfer or dispose of any securities of the Partnership during a period of up to one hundred eighty (180) days (or such longer period as may be required under the applicable FINRA rules) following the closing of the IPO. The provisions of this Section 11.3 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or any pro rata distribution by an Investor to its limited partners or Partners and shall be applicable to the Investors only if all Partners, officers and directors are subject to the same restrictions. The Partnership may impose stop-transfer instructions with respect to the securities that are subject to the foregoing restriction until the end of such period. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Partnership or the underwriters shall apply pro rata to all holders of Equity Securityholders, based on the number of shares subject to such agreements.
11.4Form S-3. After the IPO (if any), the Issuer shall use its reasonable best efforts to qualify and remain qualified to register securities pursuant to a registration statement on Form S-3 (or any successor form) under the Securities Act.
11.5Registration Procedures.
(a)Obligations of the Issuer. Whenever registration of Registrable Securities has been requested pursuant to Section 11.2, the Issuer shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable.
(b)Seller Information. The Issuer shall be entitled to require each holder of Registrable Securities as to which any registration is being effected to furnish to the Issuer such information regarding such holder and the distribution of such securities as the Issuer may from time to time reasonably request in writing.
11.6Registration Expenses.
(a)The Issuer shall pay all expenses (other than underwriting discounts and commissions) arising from or incident to the performance of, or compliance with, this ARTICLE XI, including (i) Commission, stock exchange and FINRA registration and filing fees, (ii) all fees and expenses incurred in complying with securities or blue sky laws (including reasonable fees, charges and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, engraving, messenger and delivery expenses and (iv) the fees, charges and disbursements of counsel to the Issuer and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Issuer (including any fees and expenses in connection with any comfort letters and any special audits incident to or required by any registration or qualification) regardless of whether such registration statement is declared effective).
The Issuer will, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which securities of the same class are then listed or the qualification for trading of the securities to be registered in each inter-dealer quotation system in which securities of the same class are then traded, and rating agency fees.
(b)In connection with each registration requested pursuant to Section 11.2 of this Agreement, the Issuer will reimburse the reasonable fees and disbursements of one (1) legal counsel designated by the GP Investor.
11.7Indemnification; Contribution.

(a)Indemnification by the Issuer. The Issuer agrees to indemnify, to the full extent permitted by law, each holder of Registrable Securities, their officers, directors, members, partners, employees and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such holder from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and, subject to Section 11.7(c) hereof, reasonable fees, disbursements and other reasonable charges of legal counsel) arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or notification or offering circular (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by such holder expressly for use therein.
(b)Indemnification by Holders. In connection with any registration statement in which a holder of Registrable Securities is participating pursuant to Section 11.2 hereof, each such holder shall furnish to the Issuer in writing such information with respect to such holder as the Issuer may reasonably request or as may be required by law for use in connection with any such registration statement or prospectus and each holder shall agree to indemnify, to the extent permitted by law, the Issuer, any underwriter retained by the Issuer and their respective directors, officers, employees and each Person who controls the Issuer or such underwriter (within the meaning of the Securities Act and the Exchange Act) to the same extent as the foregoing indemnity from the Issuer to the holders, but only with respect to any such information furnished in writing by such holder expressly for use in such registration statement. The liability of any holder of Registrable Securities for indemnification under this Section 11.7 shall not exceed the lesser of (i) that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement held by such holder of Registrable Securities, and (ii) the amount equal to the net proceeds to such holder of Registrable Securities from the securities sold in any such registration; provided that no selling holder shall be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act.
(c)Conduct of Indemnification Proceedings. Any Person entitled to indemnification in this Section 11.7 (the “Indemnified Party”) shall give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Section 11.7; provided, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate legal counsel in any such action and participate in the defense thereof, but the fees, disbursements and other charges of such separate legal counsel (other than reasonable costs of investigation) shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with legal counsel satisfactory to the Indemnified Party in its reasonable judgment, or (iii) the named parties to any such action (including any impleaded parties) have been advised by such legal counsel that either (A) representation of such Indemnified Party and the Indemnifying Party by the same legal counsel would be inappropriate under applicable standards of professional conduct or (B) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party. In either of such cases the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.
(d)Contribution. If the indemnification provided for in this Section 11.7 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 11.7(a), 11.7(b) and 11.7(c), any fees, charges or expenses (including the reasonable fees, disbursements and other charges of legal counsel) reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 11.7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 11.7(d), a holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such holder in the offering to which such registration statement relates exceeds the amount of any damages that such holder has otherwise been required to pay. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) or willful misconduct shall be entitled to contribution from any Person with respect to losses resulting therefrom.
(e)Survival. The indemnity and contribution covenants contained in this Section 11.7 shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of a holder or any Person controlling a holder, (ii) any sale of any Registrable Securities pursuant to this Agreement and receipt by the holders of the proceeds thereof or (iii) any termination of this Agreement for any reason, including after the initial filing of the registration statements to which these indemnity and contribution covenants relate. The Indemnified Parties shall be Third Party Beneficiaries of this Agreement.
11.8Miscellaneous.
(a)Recapitalizations, Exchanges, Etc. The provisions of this Agreement that relate to the Issuer’s Equity Securities shall apply, to the full extent set forth herein with respect to any and all shares of Equity Securities of the Issuer or any successor or assign of the Issuer (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Issuer’s Equity Securities and shall be appropriately adjusted for any dividends, splits, reverse splits, combinations of stock or other Equity Securities, recapitalizations and the like occurring after the Effective Date.
(b)No Inconsistent Agreements. The Issuer shall not enter into any agreement with respect to its Equity Securities that is inconsistent with the rights granted to the designated holders of the Registrable Securities in this ARTICLE XI. The Issuer shall not enter into any agreement with respect to its Equity Securities that provides registration rights senior to those granted to the holders of Class A Interests.
(c)Remedies. The holders of the Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this ARTICLE XI. The Issuer agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this ARTICLE XI and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.
(d)Amendments and Waivers. The provisions of this ARTICLE XI may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Issuer has obtained the prior written consent of the Investors
(e)Successors and Assigns. The provisions of this ARTICLE XI shall inure to the benefit of and be binding upon the successors and assigns of each of the parties and the registration rights and the other obligations of the Issuer contained in this ARTICLE XI shall with respect to any Registrable Security be automatically transferred to any subsequent holder of Registrable Securities (excluding any Person who acquires such securities in a transaction with respect to which a registration statement under the Securities Act is effective at the time or pursuant to a sale complying with Rule 144 under the Securities Act). Notwithstanding any transfer of such rights, all of the obligations of the Issuer hereunder shall survive any such transfer and shall continue to inure to the benefit of all transferees.
(f)Partnership Obligations with Respect to the Issuer. To the extent that Issuer is any Organization other than the Partnership, the Partnership shall cause the Issuer to comply with all obligations of the Issuer under this ARTICLE XI.
ARTICLE XII
DISSOLUTION AND WINDING UP; CONVERSIONS
12.1Dissolution Events. Subject to Section 7.4, the Partnership shall be dissolved, wound up and terminated, and its affairs shall be wound up upon the first to occur of the following (each a “Dissolution Event”):
(a)as of the time specified in any Authorization by the General Partner to dissolve the Partnership;
(b)the occurrence of an event of withdrawal (as defined in the Act) with respect to a General Partner, other than an event of withdrawal set forth in Section 17- 402(a)(4) or (5) of the Act; provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the event specified in this clause (b) if (1) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and shall carry on the business of the Partnership, or (2) if at such time there is no remaining General Partner, if within 120 days after such event of withdrawal, the Limited Partners agree in writing or vote to continue the business of the Partnership and to appoint, effective as the day of withdrawal, one or more additional General Partners, or (3) the Partnership is continued without dissolution in a manner permitted by the Act or this Agreement;
(c)if the Partnership fails to satisfy the Initial Contribution Requirements on or before March 31, 2021;
(d)there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act and this Agreement; or
(e)the entry of a decree of judicial dissolution under Section 17-802 of the Act.
Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of an event that causes the last remaining limited partner in the Partnership to cease to be a limited partner in the Partnership, to the fullest extent permitted by law, all of the Partners agree that the personal representative of such limited partner is hereby authorized to, and shall within ninety (90) days after the occurrence of the event that terminated the continued

membership of such limited partner in the Partnership, agree in writing (i) to continue the Partnership, and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute limited partner of the Partnership, effective as of the occurrence of the event that terminated the continued membership of the last remaining limited partner of the Partnership in the Partnership.
Notwithstanding any other provision of this Agreement, upon the occurrence of any event that results in any general partner ceasing to be a general partner in the Partnership under the Act, to the fullest extent permitted by law, if at the time of the occurrence of such event there is at least one remaining general partner of the Partnership, such remaining general partner(s) of the Partnership is (are) hereby authorized to and, to the fullest extent permitted by law, shall carry on the business of the Partnership.
Notwithstanding any other provision of this Agreement to the contrary, the Bankruptcy or the occurrence of any event set forth in Sections 17-402(a)(4) and (5) of the Act of a general partner shall not cause such general partner to cease to be a general partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.
Notwithstanding any other provision of this Agreement, the Bankruptcy of a Limited Partner shall not cause such Limited Partner to cease to be a limited partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.
Notwithstanding any other provision of this Partnership Agreement, each of the General Partner and the Limited Partners waive any right they might have to agree in writing to dissolve the Partnership upon the Bankruptcy of the General Partner or a Limited Partner, or upon the occurrence of an event that causes the General Partner or a Limited Partner to cease to be a partner of the Partnership.
12.2Winding Up. In the event of dissolution, the Partnership shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Partnership in an orderly manner), and the assets of the Partnership shall be distributed first, in accordance Section 17-804(a)(1) of the Act and second, to the Partners in accordance with ARTICLE V.
12.3Certificate of Cancellation. The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership shall have been distributed to the Partners in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.
12.4Initial Public Offering.
(a)In connection with an IPO, the Partnership, and the General Partner on behalf of the Partnership, may, subject to compliance with Section 7.4, at any time (i) transfer or, in the case of any Subsidiary, cause the transfer of, all or a substantial portion of (A) the Partnership Assets of the Partnership or the assets of any of its Subsidiaries or (B) the Interests to a newly incorporated or formed corporation or other business entity (“Newco”) merger or consolidation of, any of its Subsidiaries into or with a Newco as provided under Section 18-209 of the Act or otherwise, or (iii) otherwise restructure all or substantially all of the Partnership Assets or Interests into a Newco, including by way of the conversion of the Partnership into a Newco which is a Delaware corporation (and any such transfer, merger, consolidation, distribution or restructuring, as the case may be, an “IPO Restructuring”), in any case in anticipation of or otherwise in connection with an IPO. At any time that the General Partner determines to effect an IPO Restructuring each Partner shall take such steps to effect such IPO Restructuring as may be reasonably requested by the General Partner, including transferring or tendering such Partner’s Interests to a Newco in exchange or consideration for shares of capital stock or other equity interests of Newco, determined in accordance with the valuation procedures set forth in Section 12.4, and entering into customary agreements (e.g., stockholder and/or registration rights agreements, but expressly excluding non-competition agreements) to effect the same. In connection with an IPO Restructuring, the Partnership, and the General Partner on behalf of the Partnership, shall endeavor, to the extent possible, to exchange, convert or otherwise restructure, the Interests into, or with (as the case may be) securities of Newco which reflect and are consistent with the terms of the Interests as in effect immediately prior to such IPO Restructuring with respect to value, vesting and other rights and restrictions, all as determined by the General Partner in good faith.
(b)Notwithstanding anything in Section 12.4(a) to the contrary, the Partnership will use its reasonable best efforts to structure the IPO Restructuring such that all Partners Transfer their Interests in the Partnership to Newco to achieve a basis step up for tax purposes. The Partners shall receive an amount of Newco stock in exchange for an Interest valued at the amount that would be distributed in respect of that Interest if the Partnership had sold all of its assets for their Fair Market Value (as determined in good faith by the General Partner, based on the aggregate price of the Partnership implied by the IPO proceeds), satisfied its liabilities (limited, in the case of nonrecourse liabilities, to the fair market value of the assets securing such liabilities), and distributed the net proceeds to the holders of Interests in dissolution and winding up of the Partnership. For purposes of clarity, to the extent the Partners are able to negotiate for payments by Newco for the economic benefit of the basis step up for tax purposes under a “tax receivables agreement,” such additional proceeds shall be shared by the Partners based on how such proceeds would be distributed under ARTICLE V if they were proceeds to the Partnership.
(c)In connection with an IPO Restructuring, the General Partner shall, in good faith, determine the Fair Market Value of the assets and/or Interests transferred to or merged into Newco, the aggregate Fair Market Value of Newco and the number of shares of capital stock or other equity interests to be issued to each Partner in exchange or consideration therefor.
(d)No Partner will have the right or power to veto, vote for or against, amend, modify or delay an IPO Restructuring. In furtherance of the foregoing, each Partner hereby makes, constitutes and appoints the General Partner, with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, for the sole purpose to act as its proxy in respect of any vote or Approval of Partners required to give effect to this Section 12.4, including any vote or Approval required under Section 18-209 of the Act. The proxy granted pursuant to this Section 12.4(d) is a special proxy coupled with an interest and is irrevocable.
ARTICLE XIII
REPRESENTATIONS AND WARRANTIES
13.1General. Each Partner, for the benefit of the other Partners and the Partnership, hereby makes each of the following representations and warranties applicable to such Partner and such warranties and representations shall survive the execution of this Agreement.
(a)Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of such Partner.
(b)No Conflict with Restrictions; No Default. None of the execution, delivery or performance of this Agreement will conflict with, violate, or result in a breach of (i) any law, regulation, order, writ, injunction, decree, determination or award of any court, any other Governmental Authority or any arbitrator, applicable to such Partner or any of its Affiliates or (ii) any of the terms of any material agreement or instrument to which such Partner or any of its Affiliates is a party or is bound.
(c)Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Partner, threatened against or affecting such Partner or any of its Affiliates (or any of their properties, assets or businesses) in any court or before or by any Governmental Authority, or any arbitrator which could, if adversely determined, reasonably be expected to materially affect such Partner’s ability to perform its obligations under this Agreement or its financial condition. Neither such Partner nor any of its Affiliates has received any notice of any default, and neither such Partner nor any of its Affiliates is in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any other Governmental Authority or any arbitrator which could reasonably be expected to materially affect such Partner’s ability to perform its obligations under this Agreement or its financial condition.
(d)Investigation and Suitability. Such Partner: (i) is financially able to bear all the risks of owning the Interest he, she or it has acquired and/or is acquiring, for an indefinite period of time; (ii) has such knowledge and experience in financial and business matters to be able to evaluate the merits and risks of the acquisition of such Interest and of making an informed investment decision with respect thereto; (iii) has been provided, or has had access to, all information he has requested of the Partnership and its managers and promoters in connection with the acquisition of such Interest; (iv) has been afforded the opportunity to ask questions of, and receive answers from, the managers and promoters of the Partnership concerning the terms and conditions of this Agreement and the acquisition of such Interest; (v) has been given the opportunity to obtain any additional information necessary to verify the accuracy of the information furnished by, or on behalf of, the Partnership; and (vi) has acquired or is acquiring such

Interest based upon such Partner’s own investigation of such relevant information (including the foregoing) that he, she or it deems to be necessary or desirable and, in connection therewith, has received the full cooperation of and assistance from the Partnership and its agents. The exercise by such Partner of rights and the performance of obligations under this Agreement is based upon such Partner’s own investigation, analysis and expertise.
(e)Accredited Investor; Purchase for Own Account. Either such Partner has acquired Interests solely pursuant to an incentive plan or such Partner is an “accredited investor” for purposes of Regulation D under the Securities Act. The acquisition of such Partner’s Interest is being and has been made for that Partner’s own account for investment, and not with a view to the sale or distribution thereof. Such Partner acknowledges that the Interests, and the Interests that they represent, have not been registered under the Securities Act or any foreign, state or other federal securities laws, and, in addition to the other restrictions contained herein, any Transfer or offer to Transfer thereof may require appropriate registration or the availability of an exemption from such registration under said laws and the regulations issued thereunder and, therefore, is aware that the financial risks of such investment must be borne for an indefinite period of time.
ARTICLE XIV
MISCELLANEOUS
14.1Non-Solicitation. Each Partner (on behalf of itself and its Partner Group) agrees to the greatest extent permitted by law that, so long as such Partner is a Partner in respect of any Interests and until one (1) year after such Partner no longer is a Partner in respect of any such Interests, it shall not (and such Partner shall cause its Affiliates and related Persons not to), directly or indirectly, in any manner (other than for the benefit of the Partnership or its Subsidiaries, including in connection with “coaching out” activities in the ordinary course of the Partnership’s and its Subsidiaries’ business approved by the General Partner), (a) solicit, aid entice, attempt to persuade any Partner, member, manager, director, principal, analyst, consultant, contractor or other service provider of the General Partner, the Partnership or any of its Subsidiaries, or any such Person who provided Services to General Partner, the Partnership or any of its Subsidiaries within the preceding six (6) months, to (i) resign, cease to be employed or provide services to, or otherwise leave the General Partner, the Partnership or any of its Subsidiaries (as applicable) for any reason or (ii) accept employment with or render services to or with any other Person other than the General Partner, the Partnership or any of its Subsidiaries, (b) participate in or facilitate the hire or engagement, directly or through another entity, of any such Person who provides services to or is engaged by the Partnership or any of its Subsidiaries or who has provided Services to or was engaged by the Partnership within six (6) months of any attempt to hire such person; provided, that the foregoing shall not prevent any Partner or any member of the Partnership Group from (i) soliciting, offering to employ or employing any such individual service provider that has ceased to provide services to the Partnership or such other Partner without being solicited for employment in violation of the provisions of this Section 14.1, for at least twelve (12) months before the subsequent solicitation or offer of employment, or (ii) offering to employ or employing any employee of the Partnership or any such individual service provider that is also an employee, officer or director of, or was formerly an employee, officer or director of, such Partner or any member of its Partnership Group; and provided, further, that this Section 14.1 shall not prohibit general solicitations of or searches for employment (including through the use of (x) advertisement in any medium (including websites, journals, industry publications or newspapers or other publications of general circulation), (y) electronic listings or (z) third party recruiting or search firms) not specifically directed towards any such individuals or employing any individual that responds to such general solicitations or employment searches. Notwithstanding anything contained herein to the contrary, the restrictions set forth in this Section 14.1 shall expressly exclude any portfolio company of any Partner and any direct or indirect limited partners or other passive investors or equityholders of any Partner.
14.2Notices. All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be sent as follows to the following address (or to such other address as a party may designate by notice to the Partnership): (a) by personal delivery, in which case notice shall be deemed to have been given on the date of delivery; (b) by United States certified mail, return receipt requested, in which case notice shall be deemed to have been given three (3) days after deposit of such notice in the mail; (c) by UPS, Federal Express, DHL or other nationally-recognized overnight delivery service, in which case notice shall be deemed to have been given the first Business Day after deposit of such notice with such service; (d) by facsimile with a copy of such notice sent on the same date by the means set forth in the foregoing clause (b) or (c), in which case notice shall be deemed to have been given on the day of the facsimile transmission as set forth in a facsimile log; or (e) by electronic mail with a copy of such notice sent on the same date by the means set forth in the foregoing clause (b) or (c), in which case notice shall be deemed to have been given on the day of the electronic mail transmission as set forth in the body of such electronic mail transmission; provided, however, if notice in given pursuant to clause (a) or (e) after 5 p.m., local time in the place to which such notice is sent, or on a day that is not a Business Day such notice shall be deemed delivered on the next Business Day:
(a)If to the Partnership, to the Partnership at the address of its principal place of business set forth in Section 2.2; and
(b)If to a Partner, to the address set forth on Schedule A attached hereto.
14.3Tax Matters.
(a)Partnership Representative. The General Partner shall appoint, remove for or without cause, and fill any vacancy of, the “partnership representative” of the Partnership (the “Partnership Representative”) for purposes of Code Section 6223 and the Treasury Regulations thereunder (or any similar provisions under state or local law). The General Partner shall have sole authority to appoint on behalf of the Partnership any “designated individual” (or similar person) (a “Designated Individual”) under Code Section 6223 of the Code and Treasury Regulations thereunder (or any similar provisions under state or local law). The initial Partnership Representative of the Partnership shall be GP Investor. If the Partnership is required to appoint a Designated Individual pursuant to Section 6223 of the Code and Treasury Regulations thereunder (or similar provisions of state, local or other tax laws), such Designated Individual shall be subject to this Agreement in the same manner as the Partnership Representative (and references to the Partnership Representative shall include any such Designated Individual unless the context otherwise requires or shall mean solely the Designated Individual as needed to comply with applicable law). The Partnership Representative shall (i) keep each of the other Partners fully advised of the progress of any audit; (ii) promptly supply each of the other Partners with copies of any written communications received from the Internal Revenue Service or other taxing authority relating to any audit; (iii) prior to submitting any materials to the Internal Revenue Service, or other taxing authority, provide a copy of such materials to each of the other Partners; and (iv) not enter into a settlement agreement without first notifying any Partner of that would be adversely affected by such settlement. Each Partner hereby agrees (A) to take such actions as may be required to effect the designation of the person chosen by the General Partner as the Partnership Representative, and (B) to cooperate to provide any information or take such other actions as may be reasonably requested by the Partnership Representative in order to determine whether any Imputed Underpayment Amount may be modified pursuant to Code Section 6225(c) (or any similar provisions under state or local law). No Partner shall be required by the General Partner or the Partnership Representative pursuant to this Agreement to file an amended tax return, without the prior consent of such Partner. The Partnership Representative shall use commercially reasonable efforts to reduce the amount of any such taxes, penalties or interest which the Partnership is otherwise required to pay pursuant to Code Section 6225(c) (or any similar provision of state or local law) by reason of the status, attributes or actions of a particular Partner, to determine the extent to which any such reduction is so attributable to any such Partner, and to apply such reduction as a reduction solely to such Partner’s indemnity obligations pursuant to this Agreement. A Partner’s obligation to comply with this Section shall survive the transfer, assignment or liquidation of such Partner’s interest in the Partnership. The Partnership Representative shall be reimbursed by the Partnership for any reasonable expenses incurred by the Partnership Representative, or on that Partner’s behalf, in such Partner’s capacity as the Partnership Representative.
(b)Elections. The General Partner shall make on behalf of the Partnership all elections and other determinations for U.S. federal, state and local and non-U.S. tax purposes; provided, however, the General Partner shall not make any such election or determination without the prior written consent of the Class A Partners (which consent shall not be unreasonably conditioned, delayed or withheld). The Partnership shall not settle any tax consents without Authorization of the General Partner.
(c)The General Partner shall use its reasonable best efforts to cause the Partnership to conduct its affairs such that any Partner will not be (i) treated as engaged in a trade or business in the United States, within the meaning of Code Sections 864(b) or 897 or (ii) attributed any “commercial activity” (as defined in Treasury Regulations Section 1.892-4T, as modified by proposed Treasury Regulations Sections 1.892-4 and 1.892-5), in each case, solely as a result of an investment in the Partnership.

(d)The General Partner shall use its reasonable best efforts to avoid causing any Partner from being required, solely as a result of an investment in the Partnership, to file income, capital gains or similar tax returns or to pay any income, capital gains or similar taxes in any jurisdiction.
(e)Each Partner shall deliver to the General Partner such documentation prescribed by applicable law and such additional documentation, in each case, reasonably requested by the General Partner as may be necessary for the Partnership to comply with its obligations under FATCA and to determine that such Partner has complied with its obligations under FATCA or determine the amount to deduct and withhold from any distribution to such Partner.
14.4No Third Party Beneficiaries. This Agreement is made solely and specifically among and for the benefit of the Partners and their respective successors and permitted assigns, and no other Person (except for those exceptions expressly stated in Section 6.3, Section 6.5 and Section 11.7), unless express provision is made herein to the contrary, shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
14.5Entire Agreement. The schedules and the exhibits to this Agreement are incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement. This Agreement, together with the Subscription Agreements, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof and thereof. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations and specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. If there is a conflict between this Agreement and applicable law, applicable law shall govern.
14.6Interpretation.
(a)The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural.
(b)The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references herein to articles, sections, schedules and exhibits shall be deemed references to articles and sections of, and schedules and exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular article, section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” The term “any” shall mean “one or more.”
(c)Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. All references in this Agreement to “dollars” or “$” means United States dollars.
(d)With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.
(e)Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. Any reference to the Act, Code or other statutes, laws, or regulations (including the Treasury Regulations), forms or schedules shall include the amendments, modifications, or replacements thereof.
14.7Severability. Every provision of this Agreement is intended to be severable. If any provision hereof is illegal, invalid or unenforceable for any reason whatsoever, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the invalid or unenforceable provision or by its severance from this Agreement. To the extent permitted by law, the parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect. In the event the Act or other controlling law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the date provided in such interpretation or amendment or in the event the interpretation or amendment does not otherwise provide, from the effective date of such interpretation or amendment.
14.8Further Action. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge, or deliver any instruments or documents and to perform such additional acts as may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.
14.9Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).

14.10Amendment and Waiver. Except as otherwise provided in this Agreement (including Section 3.1(b)(iii) and Section 3.1(c)), this Agreement may only be modified or amended, and any provision hereof may only be waived, only by a writing signed by the General Partner, the Partnership and Partners holding a Supermajority Interest, and any such modification, amendment or waiver shall be binding on all parties hereto; provided, however, that if any modification, amendment or waiver would (a) disproportionately, materially and adversely change specific economic rights hereunder of one Partner in a way that is materially different from the change such modification, amendment or waiver would have on such specific enumerated economic rights of other Partners holding the same class of Interests, such modification, amendment or waiver shall not be effective as to such Partner unless consented to by such Partner or (b)(i) adversely impact a Person’s rights and protections to limitations on liability under Section 6.3 of this Agreement, (ii) adversely impact a Person’s rights to indemnification under Section 6.5 of this Agreement in a manner that is disproportionate to any other Person entitled to indemnification or (iii) would create an obligation for a Class P Partner to contribute capital to the Company, such modification, amendment or waiver, in each case, shall not be effective as to such Person unless consented to by such Person.
14.11Cumulative Remedies. Each right, power and remedy of a Partner provided herein or which exists at law or in equity shall be cumulative and in addition to every other right, power or remedy such Partner may have.
14.12Specific Performance.
(a)Each Partner agrees that the Partnership and the other Partners would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Partnership and each Partner may be entitled, at law or in equity, they shall be entitled to injunctive relief to prevent or remedy breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any arbitration proceeding instituted in accordance with Section 14.14 hereof, and, if need be, in any action instituted in any court of competent jurisdiction to compel arbitration or to enforce or confirm decisions or awards rendered in any arbitration proceeding instituted in accordance with Section 14.14 hereof.
(b)Nothing in this Agreement shall be deemed to limit the right of any Partner to obtain from a court provisional or ancillary remedies, including temporary restraining orders, preliminary injunctive relief or the appointment of a receiver. The institution or maintenance of an action for provisional or ancillary remedies shall not constitute a waiver of the right of any Partner, including the claimant in any such action to arbitrate pursuant to Section 14.14 hereof the merits of the controversy, claim or dispute.
14.13Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each party may execute this Agreement via a DocuSign, or by electronic mail in Portable Document Format of a counterpart of this Agreement. In addition, facsimile or PDF signatures of signatories of any party shall be valid and binding and delivery of a facsimile or PDF signature by any party shall constitute due execution and delivery of this Agreement.
14.14Dispute Resolution; Arbitration.
(a)THE PARTNERS SHALL ATTEMPT TO RESOLVE, THROUGH DIRECT NEGOTIATION WITH EACH OTHER, ANY CONTROVERSY, DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THE PROVISIONS OF THIS AGREEMENT OR THE PERFORMANCE OF ANY OF THE TERMS, CONDITIONS, REPRESENTATIONS OR WARRANTIES CONTAINED HEREIN BY ANY OF THE PARTIES HERETO.
(b)IF ANY SUCH CONTROVERSY, DISPUTE OR CLAIM IS NOT RESOLVED WITHIN SIXTY (60) DAYS AFTER A DEMAND FOR DIRECT NEGOTIATION, ANY OF THE DISPUTING PARTNERS MAY ELECT TO RESOLVE SUCH CONTROVERSY, DISPUTE OR CLAIM THROUGH BINDING ARBITRATION IN ACCORDANCE WITH AND UNDER THE RULES OF PRACTICE AND PROCEDURE FOR ARBITRATION HEARINGS OF JUDICIAL ARBITRATION AND MEDIATION SERVICES, INC. (“JAMS”), OR ITS SUCCESSOR. THE PARTIES MAY AGREE UPON A RETIRED JUDGE FROM THE JAMS PANEL. IF THEY ARE UNABLE TO AGREE, JAMS SHALL PROVIDE A LIST OF AVAILABLE JUDGES EQUAL TO THE NUMBER OF PARTICIPATING PARTIES PLUS ONE, AND EACH PARTY MAY STRIKE ONE. THE REMAINING JUDGE SHALL SERVE AS THE ARBITRATOR. THE ARBITRATOR SHALL HAVE THE AUTHORITY TO GRANT INJUNCTIVE AND/OR OTHER EQUITABLE RELIEF. IF AND WHEN A DEMAND FOR ARBITRATION IS MADE BY EITHER PARTY, THE PARTIES AGREE TO EXECUTE A SUBMISSION AGREEMENT, PROVIDED BY JAMS, SETTING FORTH THE RIGHTS OF THE PARTIES AND THE RULES AND PROCEDURES TO BE FOLLOWED AT THE ARBITRATION HEARING; PROVIDED, HOWEVER, THAT (i) THE ARBITRATION SHALL TAKE PLACE IN WILMINGTON, DELAWARE; (ii) THE ARBITRATOR SHALL APPLY THE RULES OF EVIDENCE AND SUBSTANTIVE LAW OF THE STATE OF DELAWARE; (iii) THE ARBITRATOR SHALL RENDER WRITTEN FINDINGS OF FACT AND CONCLUSIONS OF LAW; (iv) THE PARTIES SHALL BE ENTITLED TO CONDUCT SUCH PRE-HEARING DISCOVERY AS MAY BE REASONABLE AND APPROPRIATE; AND (v) REMEDIES WHICH THE ARBITRATOR SHALL HAVE THE AUTHORITY TO GRANT SHALL BE LIMITED TO THE SAME REMEDIES WHICH COULD OTHERWISE BE IMPOSED BY A COURT OF LAW OR EQUITY. SUCH ARBITRATION SHALL BE THE SOLE REMEDY AVAILABLE TO THE PARTIES. JUDGMENT ON ANY AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

(c)BY SIGNING THIS AGREEMENT OR A JOINDER AGREEMENT, EACH PARTNER IS AGREEING TO HAVE ANY DISPUTE ARISING OUT THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AND AS PROVIDED BY LAW AND EACH PARTNER IS GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
14.15Construction Relative to Assignees. To the limited extent of the rights provided in Section 9.7 for Assignees, reference herein to Partners shall be extended to include Assignees. For example, for purposes of allocations under ARTICLE IV, the references to Interests shall include all rights transferred to Assignees. Nothing in this Section 14.15 shall be construed to enlarge the rights of Assignees provided in Section 9.7.
14.16Waivers.
(a)Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.
(b)The failure of any party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.
14.17Termination of Certain Provisions. The covenants set forth in Section 3.5, Section 8.2, Section 8.4, Section 8.6, ARTICLE IX and ARTICLE X shall terminate upon the earlier of the consummation of an IPO and a Sale of the Partnership (provided that the provisions of ARTICLE X will continue after the closing of any AF Purchase Option Sale, Buy Right Sale, Sell Right Sale or Drag Sale, as applicable, to the extent necessary to enforce the provisions thereof with respect to such AF Purchase Option Sale, Buy Right Sale, Sell Right Sale or Drag Sale, as applicable). The covenants set forth in ARTICLE XI shall terminate upon the consummation of a Sale of the Partnership.
[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the Partnership and the Partners have entered into this Agreement.

“PARTNERSHIP”

Bowhead Insurance Holdings LP

By:	Bowhead Insurance GP LLC, its general partner

By:	/s/ Stephen Sills
Name:	Stephen Sills
Title:	President and Chief Executive Officer
[SIGNATURE PAGE TO BOWHEAD INSURANCE HOLDINGS LP A&R LIMITED PARTNERSHIP AGREEMENT]

IN WITNESS WHEREOF, the Partnership and the Partners have entered into this Agreement.

“GENERAL PARTNER”

Bowhead Insurance GP LLC

By:	/s/ Stephen Sills
Name:	Stephen Sills
Title:	President and Chief Executive Officer
[SIGNATURE PAGE TO BOWHEAD INSURANCE HOLDINGS LP A&R LIMITED PARTNERSHIP AGREEMENT]

IN WITNESS WHEREOF, the Partnership and the Partners have entered into this Agreement.

“LIMITED PARTNER”

GPC Partners Investments (SPV III) LP

By:	GPC Partners GP LLC, its general partner
By:	Gallatin Point Capital LLC, its manager

By:	/s/ Matthew B. Botein
Name:	Matthew B. Botein
Title:	Managing Partner
[SIGNATURE PAGE TO BOWHEAD INSURANCE HOLDINGS LP A&R LIMITED PARTNERSHIP AGREEMENT]

IN WITNESS WHEREOF, the Partnership and the Partners have entered into this Agreement.

“LIMITED PARTNER”

/s/ Stephen Sills
Name: Stephen Sills
[SIGNATURE PAGE TO BOWHEAD INSURANCE HOLDINGS LP A&R LIMITED PARTNERSHIP AGREEMENT]

IN WITNESS WHEREOF, the Partnership and the Partners have entered into this Agreement.

“LIMITED PARTNER”

American Family Mutual Insurance Company, S.I.

By:	/s/ David C. Holman
Name:	David C. Holman
Title:	Chief Strategy Officer & Secretary
[SIGNATURE PAGE TO BOWHEAD INSURANCE HOLDINGS LP A&R LIMITED PARTNERSHIP AGREEMENT]

SCHEDULE B
Initial Contribution Requirements
1.The completion and submission of any and all rate and form filings for the applicable Subsidiaries of the Partnership;
2.The issuance of a certificate of authority and/or attainment of surplus lines eligibility as required for any of the Partnership’s Subsidiaries;
3.The issuance of any applicable licenses, including any managing general license and required state licenses (as required from time to time from any Governmental Authority) applicable to any of the Partnership’s Subsidiaries; and
4.Any other requirements determined by the General Partner, in good faith, as necessary to conduct the business, purposes and activities of the Partnership and its Subsidiaries.

EXHIBIT A
JOINDER TO
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
THIS JOINDER TO AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Joinder Agreement”) is dated as of, _____ __, ______ between BOWHEAD INSURANCE HOLDINGS LP, a Delaware limited partnership (the “Partnership”), and(“New Partner”).
STATEMENT OF PURPOSE
The Partnership has entered into the Amended and Restated Limited Partnership Agreement of Bowhead Insurance Holdings LP, a Delaware limited partnership, dated as of October 14, 2020, among the Partnership and its Partners, a copy of which is attached hereto as Annex I (as amended or supplemented, the “Partnership Agreement”). Pursuant to the terms of the Partnership Agreement, the New Partner is required to execute this Joinder Agreement for the purposes of making the New Partner a party to the Partnership Agreement. The New Partner has agreed to execute this Joinder Agreement in consideration of the receipt of the New Partner’s Interest.
NOW, THEREFORE, the Partnership and the New Partner agree as follows:
1.Defined Terms. All capitalized, undefined terms used in this Joinder Agreement have the meanings assigned thereto in the Partnership Agreement.
2.Joinder of New Partner. The New Partner hereby agrees to become a party to the Partnership Agreement with all right, title and interest as a Partner thereunder and subject to all of the terms and conditions thereof. The New Partner’s notice address for purposes of Section 14.2 of the Partnership Agreement is:
_________________________
_________________________
3.Admission of New Partner. The Partnership hereby admits the New Partner as a Limited Partner having the Interests described on Schedule A hereto.
IN WITNESS WHEREOF, the Partnership and the New Partner have executed this Joinder Agreement as of this _____ day of _________, ______.
[INSERT SIGNATURE BLOCK FOR NEW PARTNER]
ACCEPTED AND ACKNOWLEDGED,
this _____ day of _________, ______.
BOWHEAD INSURANCE HOLDINGS LP

By:     _____________________________
Name:    _____________________________
Title:     _____________________________

EXHIBIT B
FORM OF AWARD AGREEMENT